UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AMERICOLD REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Fellow Stockholders,

As I reflect on the past year, I am pleased to report that Americold Realty Trust has continued to lead the cold storage industry with a commitment to operational excellence. Our relentless drive to further enhance our best-in-class customer service has led to company records for economic occupancy and fixed commitment storage contracts in 2023, underscoring the high demand for our properties. The continuous optimization of our workforce has increased our permanent associate level to the highest in our history, driving productivity that will increase warehouse services margins and drive organic profit growth. We also established a solid foundation for external growth with the announcement of two strategic partnerships. The first is with DPWorld, the third largest global port operator in the world, with whom we announced our first development project in their home port of Dubai. The second is with North American rail operator Canadian Pacific Kansas City (CPKC), who owns the only contiguous rail line connecting Canada, the United States, and Mexico, and we’ve announced our first development project with CPKC in Kansas City. These partnerships combined with expanding our existing network in support of customer needs gives Americold a significant pipeline of high-quality development opportunities fueling growth for years to come. We remain steadfast in our mission to deliver value to our shareholders, customers, and our communities and we are proud of the accomplishments below that reflect that commitment.

2023 Highlights:

1.Performance: We produced solid revenue growth as well as record-setting performances across several metrics and previously stated key priorities in a throughput volume environment with persistent challenges. Our best-in-class customer service helped drive record setting economic occupancy in the mid-80s four quarters in a row, spanning the last quarter of 2022 and the first three quarters of 2023. For full year 2023, same-store economic occupancy was 84.3%, which is an Americold record, significantly beating our last record same-store economic occupancy of 80.5% by almost 400 basis points. In the fourth quarter, we also delivered record commitment storage contracts with 52.2% of rent and storage revenue being derived from fixed commitment storage contracts. Lastly, regarding growth, for the full year 2023 we delivered AFFO per share of $1.27, an increase of 14% versus the prior year, beating the original guidance range provided at the start of the year. This performance was driven by our Same Store NOI growth of 12.8%.

2.    Strategic Partnerships and Growth Initiatives: As part of our growth strategy, we announced several strategic initiatives in 2023. At the beginning of the year, we announced a strategic partnership with DP World, the third largest global port owner and operator in the world. This partnership offers Americold opportunities to develop, own, and operate state-of-the art cold storage facilities on DP World’s strategically located, 80-plus ports situated around the globe on a case-by-case basis. Then, in March, we announced a strategic investment in RSA Cold Chain in Dubai. The 49% minority ownership stake provides Americold with a scalable, investable operating platform for market entry and expansion in the Middle East and India. This investment, combined with our partnership with DP World, gives Americold an ideal platform to provide supply chain solutions and cold storage capacity in markets where we do not currently have a presence. Additionally, in June, Americold established a strategic collaboration with CPKC, a leading rail freight transportation services company, to optimize temperature-controlled logistics on its rail line network across North America, including the only single line running from Mexico through the United States to Canada. This collaboration provides innovative solutions for Americold’s customers throughout North America, leveraging the strengths of both companies to streamline border crossing procedures and provide a more seamless experience for our mutual clients. In addition to our strategic partnerships, all five of our automated developments that we outlined at the beginning of 2023 have been completed. With the completion of these five facilities, Americold is the first, and only, cold storage company to deliver automated solutions in all three key nodes of the food supply chain: production advantage, major market distribution, and retail distribution. These initiatives, coupled with our development pipeline, which is estimated to be between $500 million to $1 billion, will significantly expand our footprint in key growth markets. These growth initiatives further strengthen our market leadership position and diversify our portfolio, enabling us to capture new growth opportunities and drive shareholder value over the long term.

3.    Operational Excellence: Our dedicated team has demonstrated exceptional operational performance, ensuring the seamless and efficient management of our cold storage facilities. We continue to achieve success in another one of our priorities, labor management. At the close of the fourth quarter of 2023, we achieved a perm-to-temp hours ratio of 75/25, which is a 200 basis point improvement on a year-over-year basis. One of the keys to executing our vision is our ability to build open and inclusive environments where associates of all backgrounds can be successful. In 2023, we hired 6,865 total new employees, as well as introduced a new metric for investors to measure employee productivity and retention. We continued to make progress on retention as employee turnover was approximately 13 percentage points lower compared to 2022. Also in 2023, we announced a meaningful $100 million investment in our infrastructure named Project Orion, a new, best-in-class, cloud-based ERP, Billing, Facility Maintenance Management, and Human Capital Management system. The goal of this meaningful undertaking is to streamline standard processes, reduce manual work, and incrementally improve our business analytics capabilities. We have enhanced the reliability and resilience of our supply chain network through continuous innovation and process optimization, thereby meeting the evolving needs of our customers in an increasingly dynamic market environment.

4.    Financial Strength: We have maintained a strong financial position and robust cash flows. We ended the year with total liquidity of $797 million consisting of cash on hand and revolver availability. Our total net debt outstanding was $3.2 billion, our net debt to pro forma core EBITDA was approximately 5.6 times, and stabilization of our recent developments will allow us to de-lever further. Our disciplined approach to capital allocation has enabled us to invest strategically in our facilities and technology, driving operational efficiencies and enhancing our competitive advantage.

5.    Sustainability Leadership: At Americold, we recognize the importance of sustainability and environmental stewardship, and we remain steadfast in our commitment to good corporate citizenship. Our five values – Customer Service, Integrity, Giving Back, Accountability, and Teamwork – are at the core of what we do and how we do it. In accordance with our commitment to fighting hunger, we continue to partner with Feed the Children to assist families facing food insecurity. In 2023, we worked with the City of Atlanta to host four community outreach events with Feed the Children that benefited 1200 families. We also supported 2,000 families in underserved communities across five states over the holiday season by providing food and essential personal items. Our work with Feed the Children focuses resources on communities where we can have a meaningful impact. We continue to invest in our employees’ future. In 2023, our 12-week Value-Centered Leader (VCL) Program was refreshed with values-based curriculum. A total of 41 Americold supervisors and senior managers in North America were selected to participate in the pilot VCL program, with plans for expansion in 2024. Additionally in 2023, we introduced a new way to recognize associates for value-aligned behavior called the Americold PROUD Rewards & Recognition program, which allows leaders to nominate team members for recognition. We also continue to make significant progress in reducing our carbon footprint and advancing our sustainability initiatives across our operations, with energy-efficient facility design and renewable energy investments. In 2023, Americold became an official ENERGY STAR partner, solidifying our fundamental commitment to protecting the environment through the continuous improvement of our energy performance. Our progress with the ENERGY STAR program continued to expand as 24 facilities and a total of 28 buildings had achieved certification by the end of 2023. Additional achievements include 217 sites being enrolled in the Global Cold Chain Alliance (GCCA) Energy Excellence Program in 2023, with 85 Gold-level status, 131 Silver-level status, and 1 Bronze-level status. These achievements exemplify Americold’s unwavering commitment to minimizing our environmental impact while creating long-term value for our stakeholders.

Looking Ahead:

As we look ahead to the future, we remain energized and optimistic about the opportunities that lie ahead for Americold. We have a robust pipeline and the global demand for temperature-controlled storage and logistics solutions continues to grow. We continue to align our executive leadership team to meet these evolving needs. In August, we appointed Bryan Verbarendse as Chief Operating Officer for North America, in September we hired Nathan Harwell as Chief Legal Officer, and subsequent to year-end, we hired Jay Wells as Chief Financial Officer, a veteran public company financial executive with more than 30 years' experience building and leading international teams who possesses considerable financial planning and transaction expertise. Lastly, with the intent to drive synergies and further enhance our customers' experiences across geographies, Rob Chambers assumed the role of President, Americas; and Richard Winnall, assumed the role of President, International.

We are committed to pursuing growth opportunities that leverage our unique capabilities and industry expertise. Our global platform is essential to our mission, “We Help Our Customers Feed the World” and we have demonstrated our ability to meet, and surpass, our stated goals. By investing in technology, expanding our geographic reach, and enhancing our service offerings, we will continue to innovate and adapt to meet the evolving needs of our customers and drive sustainable, long-term growth for all of our stakeholders.

In closing, I would like to extend my sincere gratitude to our shareholders for their continued support and confidence in Americold. Together, we have achieved significant milestones, and I am confident that we are well-positioned to capitalize on the opportunities that lie ahead.

Thank you for your trust and partnership.

Sincerely,

George F Chappelle Jr.
Chief Executive Officer, Americold Realty Trust, Inc.
April 12, 2024

AMERICOLD REALTY TRUST, INC.
10 Glenlake Parkway, Suite 600
Atlanta, Georgia 30328
_______________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 22, 2024
____________________________
The 2024 ANNUAL MEETING of the stockholders of Americold Realty Trust, Inc., a Maryland corporation (the “Company”), will be held at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, GA 30309 on May 22, 2024 at 8:00 a.m. Eastern Daylight Time for the following purposes:
1.To elect nine Directors to serve as members of the Board of Directors (the “Board”) until the Annual Meeting of Stockholders to be held in 2025 and until their successors are duly elected and qualified;
2.    To hold an advisory (i.e. non-binding) vote on a resolution to approve the compensation of the Company’s named executive officers;
3.    To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2024; and
4.    To transact such other business as may properly come before the Annual Meeting.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.
The Board has fixed the close of business on March 22, 2024 as the record date for the Annual Meeting. Only stockholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
Proxies are being solicited by the Board. Reference is made to the Proxy Statement included in our proxy materials for further information with respect to the business to be transacted at the Annual Meeting.
Please complete and promptly return your proxy in the manner provided. Doing so will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.
By Order of the Board of Directors

Nathan H. Harwell
Secretary
Atlanta, Georgia
April 12, 2024
Please vote as soon as possible online or by telephone, or by signing, dating and returning the proxy card or voting instructions form mailed to those who receive paper copies of the proxy materials.

Proxy Summary
This summary highlights some of the items discussed in this Proxy Statement but it does not cover all of the information contained in this Proxy Statement and which you should consider before voting. You are encouraged to read the entire Proxy Statement before voting.

General Information

Meeting:    Annual Meeting of Stockholders        Record Date:    March 22, 2024
Date:    Wednesday, May 22, 2024            Time:        8:00 a.m. Eastern Daylight Time
                                                                         Location:    The Four Seasons Hotel
    75 Fourteenth Street
    Atlanta, GA 30309

Corporate Website: www.americold.com
Investor Relations Website: ir.americold.com
The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

Voting Items and Board Recommendations
Item to be voted on:                                    Board Recommendation:
Proposal 1: Election of Nine Director Nominees                        FOR each nominee
Proposal 2: Advisory Vote on Compensation of Named Executive Officers (Say-On-Pay)        FOR
Proposal 3: Ratification of Ernst & Young LLP as our Independent Accounting Firm for 2024    FOR

Our Board has a breadth of experience and diversity of perspective and background as reflected below. For more information about our Board, please see “Proposal 1: Election of Directors.”

Director Nominees

Our Board consists of nine members. The following table sets forth the name and experience of each of our director nominees.

				Board Experience
Name	Age	Director Since	Independent	Finance & Accounting	Real Estate	REITs	Capital Markets	Logistics	International	Company Senior Leadership	Cyber Security
George F. Chappelle Jr.	62	2021		✓			✓	✓	✓	✓
George J. Alburger, Jr.	76	2010	✓	✓	✓	✓	✓			✓
Kelly H. Barrett	59	2019	✓	✓	✓	✓	✓		✓	✓	✓
Robert L. Bass	55	2021	✓		✓			✓	✓	✓
Antonio F. Fernandez	65	2019	✓	✓		✓		✓	✓	✓
Pamela K. Kohn	59	2021	✓		✓			✓	✓	✓
David J. Neithercut	68	2019	✓	✓	✓	✓	✓			✓
Mark R. Patterson	63	2018	✓	✓	✓	✓	✓		✓	✓
Andrew P. Power	44	2018	✓	✓	✓	✓	✓		✓	✓

Business Performance:
•Core EBITDA increased 14.5% over prior year
•Same Store NOI grew 12.8% over prior year
•Same Store Economic Occupancy was 84.3% for full year 2023, a record for the Company
•AFFO per share increased 14% over prior year
* See Appendix A to this Proxy Statement for additional information about Core EBITDA and Segment NOI, including a reconciliation to our GAAP financial statements.
Compensation Highlights:
•Compensation practices designed to attract, motivate and retain top talent
•We pay for performance
•Short and long-term incentives make up a significant portion of executive officers’ compensation
•Incentive compensation aligned with long-term interests of stockholders
•Mix of long-term equity incentives with time-based and performance-based awards
•Meaningful share ownership guidelines for Directors and executives
•No tax gross up on severance, change-in-control or other payments related to executive terminations
•No uncapped incentive payouts

Governance Highlights:
•Role of Chairman and CEO separated
•All Directors (except CEO) and all committee members are independent
•22% of 2023 Directors are women
•Board is not classified; each Director is up for election every year
•No stockholder rights plan or poison pill provisions
•Executive sessions of independent Directors
•Three audit committee financial experts
•Risk oversight by the Board
•Majority vote standard for Director elections
•Anti-hedging/pledging policy
•Stock ownership requirements for Directors and executive officers
•Codes of Conduct for Directors, employees and vendors
•Nominating and Corporate Governance Committee oversees ESG policies
•2024 Environmental, Social and Governance Report detailing our sustainability commitment is available on our website
•Annual Board and committee self-evaluations
•Proxy access provisions

AMERICOLD REALTY TRUST, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2024

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Americold Realty Trust, Inc., a Maryland corporation (the “Company”), for use at the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, GA 30309, on May 22, 2024 at 8:00 a.m., Eastern Daylight Time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and more fully discussed herein. The Board has fixed March 22, 2024 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on the Record Date shall be entitled to notice of and to vote at the Annual Meeting. We are distributing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 12, 2024.

You are entitled to vote if you were a stockholder of record of the Company’s common stock, $0.01 par value per share (the “common stock”), on the Record Date. You may vote your common stock in person at the Annual Meeting or, if a proxy is properly executed and received by the Company prior to voting at the Annual Meeting, the common stock represented thereby will be voted at the Annual Meeting or any adjournment or postponement thereof in accordance with the instructions marked thereon. Management does not intend to bring any matter before the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders and is not aware of anyone else who intends to do so. Should any other matter properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such other matters.

Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), rather than mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing our proxy materials, including this Proxy Statement and the proxy card, by providing access to these materials on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Printed copies will be provided upon request at no charge. We expect to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting and who have requested paper copies on or about April 12, 2024, or, if later, within three business days after our receipt of such request.

We expect to make this Proxy Statement available on the Internet on or about April 12, 2024, and to mail the Notice of Internet Availability to all stockholders of record on or about April 12, 2024. A similar notice will be sent by brokers and other nominees who hold shares on behalf of beneficial owners. We are providing the Notice of Internet Availability in lieu of mailing the printed proxy materials and are instructing stockholders as to how they may: (1) access and review the proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials. All stockholders will be able to access all of the proxy materials on the website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials. The proxy materials will be available free of charge, and the Notice of Internet Availability will provide instructions as to how stockholders may access and review all of the important information contained in the proxy materials (including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023) over the Internet or through other methods detailed on the website. The website will also contain instructions as to how to vote their common shares by Internet or over the telephone. Stockholders may request printed copies of the proxy materials to be delivered by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. A request to receive proxy materials in printed form via mail or electronically by e-mail will remain in effect until such time as the submitting stockholder elects to terminate it.

This proxy statement and our 2023 Annual Report on Form 10-K for the year ended December 31, 2023 are also available at www.americold.com in the Investors section under “Financials — SEC Filings.”

Quorum

In order to constitute a quorum for the conduct of business at the Annual Meeting, stockholders entitled to cast a majority of all votes entitled be cast must be present at the Annual Meeting in person or by proxy. Common stock represented at the Annual Meeting in person or by proxy but not voted on one or more proposals will be counted in determining the existence of a quorum at the Annual Meeting. On the Record Date, the Company had 284,034,111 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Voting of Shares

A majority of the votes cast at the Annual Meeting shall be effective to approve any matter properly before the Annual Meeting unless more than a majority of the votes cast is required by the Company’s Bylaws or applicable law. Each outstanding share of common stock is entitled to one vote per share on each matter submitted to a vote at the Annual Meeting. You may vote your common stock by attending the Annual Meeting and voting in person. Please note that if your common stock is held by a broker, bank, or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the broker, bank or other nominee. If you choose not to attend the Annual Meeting, you may still vote your common stock by authorizing your proxy via the Internet, by telephone or by mailing a completed proxy card.

A properly completed proxy, if received in advance of the Annual Meeting and not revoked, will be voted at the Annual Meeting according to the instructions contained therein. Unless otherwise directed, your common stock will be voted by the proxy holders named on the proxy card:

•FOR the election of all Director nominees;
•FOR the resolution approving on a non-binding, advisory basis, the compensation of the Company’s named executive officers (“Say-On-Pay”); and
•FOR ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

Abstentions and broker “non-votes” are deemed to be present at the Annual Meeting for the purpose of determining whether a quorum is constituted, but are not deemed to be votes cast at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not vote on a particular proposal because the nominee chooses not to exercise, or does not have, discretionary voting power on that item because the matter is not “routine” under rules of the New York Stock Exchange (the “NYSE”). The election of the nine Board nominees named in this Proxy Statement and proposal to approve on an advisory, non-binding basis the compensation of our named executive officers (“NEOs”) listed in the Summary Compensation Table appearing on page 44 of this Proxy Statement, do not qualify as “routine” under the NYSE rules. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2024 does qualify as a “routine” matter under the NYSE rules and, accordingly, a nominee holding shares for a beneficial owner will have discretionary authority to vote on that matter in the absence of instructions from the beneficial owner.

Abstentions and broker “non-votes” will affect each of the proposals described in this Proxy Statement as follows:

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of nine Directors	Majority of votes cast	Not Counted	Not Voted	FOR EACH
2	Approve on a non-binding, advisory basis, the compensation of the named executive officers (“Say-On-Pay”)	Majority of votes cast	Not Counted	Not Voted	FOR
3	For ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2024	Majority of votes cast	Not Counted	N/A	FOR

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke that proxy at any time prior to its exercise. If you are the registered owner of your common stock, you may revoke a previously submitted proxy by voting over the Internet or by telephone at a later time, returning a proxy card with a later date, or attending the Annual Meeting and voting in person. If your common stock is held by a nominee and you have provided instructions to that nominee, you may revoke those instructions according to the notification you received from the nominee.
Attendance at the Annual Meeting

Attendance at the Annual Meeting or any adjournment thereof is limited to record and beneficial stockholders of the Company at 5:00 p.m. Eastern Daylight Time on the Record Date and guests of the Company. If you plan to attend the Annual Meeting in person, for security reasons you must notify the Company by e-mail to investor.relations@americold.com that you plan to attend in person. If you are a stockholder of record at such time, your name will be verified against a list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold common stock in street name, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a voting instruction form with respect to the Annual Meeting provided by the custodian of your common stock or other similar evidence of beneficial ownership, as well as photo identification. Please note that if your common stock is held in street name and you intend to vote in person at the Annual Meeting, you must also provide a “legal proxy” from the custodian of your common stock.

PROPOSAL 1 – ELECTION OF DIRECTORS
Pursuant to the Company’s Bylaws the Board may establish the size of the Board; provided the number of directors shall never be less than the minimum required by Maryland law nor more than fifteen. The Board currently consists of nine members, each of whom is serving a one-year term or until such Director’s successor is duly elected and qualified or until such Director’s earlier resignation or removal from office. The Board’s Nominating and Corporate Governance Committee identifies and recommends a slate of individuals for service on the Board and the Board either approves or rejects such nominees.
The Board and the Nominating and Corporate Governance Committee select Director nominees based on their integrity, relevant experience, judgment, intelligence, character, achievements, willingness and ability to devote sufficient time to Board activities and duties and their availability to serve on the Board for a sustained period. In addition, while our Board does not have a specific policy regarding diversity among Directors, diversity of race, ethnicity, gender, age, cultural background and professional experience is also considered in evaluation of candidates for membership on our Board. The Nominating and Corporate Governance Committee believes that each nominee for the Board should be well-versed in leadership, corporate governance, strategic oversight, and stockholder advocacy in order to serve as an effective member of the Board. The Nominating and Corporate Governance Committee believes that the Board should consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide effective oversight of, and meaningful counsel to, management.

We believe that each of the nominees for election to the Board meets the criteria established by the Board and the Nominating and Corporate Governance Committee.

The Board has nominated each of George F. Chappelle Jr., George J. Alburger, Jr., Kelly H. Barrett, Robert L. Bass, Antonio F. Fernandez, Pamela K. Kohn, David J. Neithercut, Mark R. Patterson and Andrew P. Power to serve as Directors (the “Nominees”). Each of the Nominees is currently serving as a Director of the Company, and each Nominee has consented to be named as a nominee in this Proxy Statement and will serve as a Director if elected. However, if any Nominee is unable to accept his or her election, the proxies will vote for the election of such other person or persons as the Board may recommend.

Recommendation of the Board
The Board unanimously recommends a vote “FOR” each of the Nominees.

INFORMATION REGARDING THE NOMINEES
The following table sets forth certain information as of April 1, 2024 regarding the nominees, all of whom are currently members of the Board (“Directors”). There are no family relationships among any of our Directors or executive officers.

Name	Age	Position(s)
George F. Chappelle, Jr.	62	Chief Executive Officer and Director
George J. Alburger, Jr.*	76	Director
Kelly H. Barrett*	59	Director
Robert L Bass*	55	Director
Antonio F. Fernandez*	64	Director
Pamela K. Kohn*	59	Director
David J. Neithercut*	68	Director
Mark R. Patterson*	63	Director, Chairman of the Board
Andrew P. Power*	44	Director
* Our Board has determined that this individual is independent for purposes of NYSE listing standards.
The following biographical descriptions set forth certain information with respect to the nine Nominees, based on information furnished to the Company by such persons. The following information is as of the Record Date, unless otherwise indicated.
George F. Chappelle Jr. Director since 2021

Mr. Chappelle was appointed Interim Chief Executive Officer and joined our board in November 2021. In February 2022, he was named permanent Chief Executive Officer. Prior to joining Americold, he most recently served as an executive of Tyson Foods (NYSE: TSN), holding a variety of leadership roles including Chief Corporate Services Officer; General Manager of Emerging Proteins, Research and Development and Logistics; Chief Operating Officer of Prepared Foods; and Chief Integration Officer. Prior to joining Tyson Foods in 2017, he served as Chief Operating Officer at several leading consumer packaged goods companies, including AdvancePierre Foods (formerly NYSE: APFH), Vi-Jon and Solo Cup Company. Previously, Mr. Chappelle spent more than four years with Sara Lee Foods (NYSE: SLE), including as Chief Supply Chain Officer and Chief Information Officer. He also served as Chief Information Officer of HJ Heinz, now the Kraft Heinz Company (NASDAQ: KHC) from 2002 to 2005. Mr. Chappelle currently serves as a member of the Boards of two private companies, Apex International and Randall Foods. He previously served as Chairman of the Board of AGRO Merchants Group from 2018 to 2020 and Chairman of the Board of Flagstone Foods from 2020 to 2022. He received his Bachelor of Science in Computer Science from Westfield State University and his Masters in Business Management from Lesley University. We believe Mr. Chappelle’s extensive logistics, supply chain and information technology experience, as well as his industry specific experience and comprehensive knowledge of our business qualifies him to serve on our Board.

George J. Alburger, Jr. Director since 2010

Mr. Alburger has served as a member of our Board of Directors since May 2010. He served on the board of trustees of Pennsylvania Real Estate Investment Trust (NYSE: PEI) from June 2016 to April 2024. Mr. Alburger served as the Chief Financial Officer and Treasurer of Liberty Property Trust (NYSE: LPT) from May 1995 until June 2016 and also served as an Executive Vice President of Liberty from June 2000 to December 2016. Prior to that, Mr. Alburger was employed by EBL&S Property Management, Inc. from 1982 to 1995, departing as an Executive Vice President. Prior to joining EBL&S in 1982, Mr. Alburger was a senior manager at Pricewaterhouse LLP. Mr. Alburger is a certified public accountant. He received his Bachelor of Science in Accounting from St. Joseph’s University. We believe Mr. Alburger’s financial and accounting background, deep industry knowledge and years of experience qualify him to serve on our Board.
Kelly H. Barrett                                 Director since 2019
Ms. Barrett has served as a member of our Board of Directors since May 2019. She currently serves on the board of directors of The Aaron’s Company, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, EVERTEC INC (NYSE: EVTC), a full-service transaction processing company, and Piedmont Office Realty Trust (NYSE: PDM), a real estate investment trust. In addition, from 2011 to 2016, she served on the board of directors of State Bank Financial Corporation, which merged into Cadence Bancorporation (NYSE: CADE). Prior to her retirement in December 2018, Ms. Barrett was employed by The Home Depot, Inc. (NYSE:HD) for sixteen years, commencing in January 2003, serving in various roles of increasing responsibility, finally as Senior Vice President - Home Services. Prior to her employment by The Home Depot, Ms. Barrett was employed by Cousins Properties Incorporated (NYSE:CUZ) for eleven years in various senior financial roles, including ultimately that of Senior Vice President - Chief Financial Officer. During that time, she was active in the National Association of Real Estate Investment Trusts (NAREIT) as an Accounting Committee Co-Chairperson and member of the Best Financial Practices Council. Ms. Barrett holds an NACD Certificate in Cyber Risk Oversight and an NACD Directorship Certification. She has been a licensed CPA in Georgia since 1988. Ms. Barrett is a graduate of The Georgia Institute of Technology with a Bachelor of Science in Industrial Management with a concentration in Accounting. We believe Ms. Barrett’s extensive experience in retail operations as well as her significant financial and real estate industry expertise qualify her to serve on our Board.
Robert L. Bass                                     Director since 2021
Mr. Bass has served as a member of our Board of Directors since November 2021 and brings nearly two decades of experience in global supply chain and operational roles with leading big-box retailers. Mr. Bass served as Chief Supply Chain and Global Properties Officer of Best Buy Co., Inc. (NYSE: BBY), with responsibility for global order management, distribution centers, domestic and international transportation, global compliance and trade, final-mile fulfillment, reverse logistics and real estate, from 2013 until February 2022. Prior to joining Best Buy in 2013, Mr. Bass spent more than 12 years in a variety of supply chain positions with Target Corp. (NYSE: TGT), including Senior Supply Chain Leader. Previously, he served as a commercial airline pilot for 12 years for Sun Country Airlines and Midwest Airlines. Mr. Bass also served as a member of the Pier 1 Imports, Inc. (formerly NYSE: PIR.BC) Board of Directors from 2018 to 2020. We believe Mr. Bass’ substantial real estate expertise and experience managing complex supply chains for some of the world’s largest big-box retailers qualifies him for service on our Board.
Antonio F. Fernandez Director since 2019

Mr. Fernandez has served as a member of our Board of Directors since May 2019. Mr. Fernandez currently is President of AFF Advisors, LLC, a consulting firm specializing in helping clients with supply chain operational improvements, as well as supporting merger and acquisition due diligence and integrations. He previously served as Executive Vice President and Chief Supply Chain Officer at Pinnacle Foods, Inc. (formerly NYSE: PF), now a part of Conagra Brands, Inc., from February 2011, through June 2016. At Pinnacle, Mr. Fernandez had overall corporate responsibility for the end-to-end supply chain, including procurement, manufacturing, customer service, warehousing, and distribution. He also oversaw Pinnacle’s continuous improvement, network optimization, innovation commercialization, food quality and safety programs. Prior to joining Pinnacle in 2011, Mr. Fernandez was Senior Vice President Operational Excellence at Kraft Foods Inc., now The Kraft Heinz Company (NASDAQ: KHC), following its acquisition of Cadbury, PLC in March 2010, where he oversaw the development and implementation of best practices across global operations. Mr. Fernandez was with Cadbury, PLC from 1998 to 2010 in a series of senior management positions, including Chief Supply Chain Officer, where he was responsible for all aspects of the company’s global supply chain. Mr. Fernandez’s early career included positions in manufacturing, distribution, procurement and engineering with The Procter & Gamble Co. (NYSE: PG), and PepsiCo, Inc. (NYSE: PEP). Mr. Fernandez is currently on the boards of Utz Brands, Inc. (NYSE:UTZ), a snack food manufacturer, and is a trustee of Lafayette College. He previously served on the boards of Liberty Property Trust (NYSE:LPT), until its acquisition by Prologis, Inc. (NYSE: PLD), Collier Creek (NYSE:CCH), a SPAC that combined with UTZ Quality Foods to form Utz Brands, Inc., in August, 2020 and Green Rabbit Holdings, Inc., a privately-held logistics fulfillment company for perishable, refrigerated and frozen foods. Mr. Fernandez received a Bachelor of Science in Chemical Engineering from Lafayette College. We believe Mr. Fernandez’s extensive experience in global supply chain management, his engineering and operations background and significant industry knowledge, including our customer base, as well as his other Board experiences, qualify him to serve on our Board.

Pamela K. Kohn Director since 2021

Ms. Kohn has served as a member of our Board of Directors since November 2021. She is Chief Merchandising Officer of Rite Aid Corporation (NYSE: RAD) and has more than 25 years of merchandising, supply chain, logistics and operations expertise in the food and retail industries. Prior to joining Rite Aid in 2023, Ms. Kohn served as Chief Merchandising Officer for Sally Beauty Holdings (NYSE: SBH) from October 2019 to June 2022, Chief Merchandising and Marketing Officer of the Family Dollar division of Dollar Tree (NASDAQ: DLTR) from September 2017 to June 2019 and Chief Merchandising Officer of The Fresh Market (formerly NASDAQ: TFM) from January 2016 to January 2017. Previously, Ms. Kohn spent 13 years in a variety of leadership positions with Walmart Inc. (NYSE: WMT), including Senior Vice President, Merchandising, Senior Vice President, Global Food Sourcing, Executive Vice President, Merchandise Services and President of Walmart US Realty. Prior to her time at Walmart, Ms. Kohn served as Senior Vice President of Merchandising and Marketing with Stop & Shop and spent nine years as Senior Vice President of Merchandising with Food Lion. Ms. Kohn graduated from Northwestern University with a degree in Sociology. We believe that Ms. Kohn’s extensive marketing and supply chain expertise with big-box retailers and national grocery chains and her understanding of our industry and customer dynamics qualify her to serve on our Board.
David J. Neithercut Director since 2019

Mr. Neithercut has served as a member of our Board of Directors since May 2019. He served as Chief Executive Officer of Equity Residential (NYSE: EQR) from January 2006 until his retirement in December 2018 and as President from May 2005 to September 2018. He was Executive Vice President - Corporate Strategy from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer from February 1995 to August 2004. Mr. Neithercut has served as a trustee of Equity Residential since 2006 and as Chairman since May, 2023, as the lead independent trustee of Public Storage (NYSE: PSA) since January 2021 and is a former director of General Growth Properties, Inc., now a part of Brookfield Realty Partners. Mr. Neithercut is a former Chair of the Executive Board of National

Association of Real Estate Investment Trusts (NAREIT) and received NAREIT’s 2018 Industry Leadership Award, honoring a REIT executive who has made a significant and lasting contribution to the growth and betterment of the industry. Mr. Neithercut received his bachelor’s degree from St. Lawrence University and a Masters in Business Administration from the Columbia University Graduate School of Business. We believe that Mr. Neithercut’s financial and real estate industry expertise, and his extensive experience with publicly-traded REITs and the REIT industry qualify him to serve on our Board.
Mark R. Patterson                                 Director since 2018
Mr. Patterson has served as a member of our Board of Directors since January 2018 and as Chairman of the Board since March 2019. He is currently President of MRP Holdings, LLC and has served in that role since leaving Merrill Lynch in January 2009 where he served as a real estate consultant. Until January 2009, Mr. Patterson was a Managing Director and the Head of Real Estate Global Principal Investments at Merrill Lynch, where he oversaw real estate principal investing activities of the firm. Mr. Patterson joined Merrill Lynch in April 2005 as the Global Head of Real Estate Investment Banking and in 2006 also became Co-Head of Global Commercial Real Estate at the firm, which encompassed real estate investment banking, principal investing and mortgage debt. Prior to joining Merrill Lynch, Mr. Patterson spent 16 years at Citigroup where he was the Global Head of Real Estate Investment Banking from 1996 to 2005. He is currently a member of the board of directors of UDR, Inc. (NYSE: UDR) since 2014, a member of the board of directors of Digital Realty Trust, Inc. (NYSE: DLR) since 2016 and a member of the board of directors of Paramount Group (NYSE: PGRE) since 2018. He is an Advisory Director of Investcorp, Inc. (BSE: INVCORP), a Senior Advisor to Rockefeller Capital Management and an Advisory Director of Energy Impact Partners. He served as a member of the board of directors of General Growth Properties, now a part of Brookfield Realty Partners, from 2011 to 2017. He has a Bachelor of Business Administration from the College of William and Mary and a Masters of Business Administration from the Darden School of Business at the University of Virginia. He is also a certified public accountant. We believe Mr. Patterson’s financial and real estate industry expertise, extensive experience working with public companies in the real estate industry and experience on the boards of directors of public companies qualify him to serve on our Board.
Andrew P. Power                                 Director since 2018
Mr. Power has served as a member of our Board of Directors since January 2018. He has served as Chief Executive Officer and a member of the Board of Directors of Digital Realty (NYSE: DLR) since 2022. Mr. Power also served as Digital Realty’s President since 2021 and Chief Financial Officer from 2015 until 2023, with responsibility for global portfolio operations, technology development and innovation, service provider and enterprise customer solutions, asset management and information technology as well as the company’s financial functions across Digital Realty’s global platform. Prior to joining Digital Realty, Mr. Power was employed by Bank of America Merrill Lynch from 2011 to April 2015, where he last served as Managing Director of Real Estate, Gaming and Lodging Investment Banking, and was responsible for relationships with over 40 public and private companies. Mr. Power was employed by Citigroup Global Markets Inc. from 2004 to 2011 where he last served as Vice President. During his investment banking career, Mr. Power managed the execution of public and private capital raises in excess of $30 billion, including the then-largest REIT IPO, and more than $19 billion of merger and acquisitions transactions. Mr. Power received a Bachelor of Science in Analytical Finance from Wake Forest University. We believe Mr. Power’s significant experience in the financial and real estate industries, as well as his international experience, qualify him to serve on our Board.

DIRECTOR COMPENSATION
Overview of Director Compensation
Our Board has adopted a compensation program for our non-employee Directors that was in effect for calendar 2023 (the “Director Compensation Program”). The Director Compensation Program provides an annual cash retainer of $80,000 (or $175,000 for the chairperson of the Board) and an annual equity award of $175,000 (or $225,000 for the chairperson of the Board) in the form of either restricted stock units (“RSUs”) or operating partnership profit units (“OP Units”) at the option of the Director, in each case having a one-year vesting period. The program also provides for additional annual cash retainers for service on Board committees, as follows: $25,000 for the chairperson of our Audit Committee and $12,500 for the other members of our Audit Committee; $20,000 for the chairperson of our Compensation Committee and $10,000 for the other members of our Compensation Committee; $15,000 for the chairperson of our Nominating and Corporate Governance Committee and $7,500 for the other members of our Nominating and Corporate Governance Committee; and $25,000 for the chairperson of our Investment Committee and $12,500 for the other members of our Investment Committee. In addition, we reimburse all Directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as Directors, including, without limitation, travel expenses in connection with their in-person attendance at Board and committee meetings.
2023 Director Compensation Table
The following table provides details with respect to the 2023 compensation for our non-employee Directors:

Name(1)	Fees earned or paid in cash(2)	Stock awards(3)	All other compensation(4)	Total
George J. Alburger, Jr.	$112,500	$175,003	$56,474	$343,977
Kelly H. Barrett	102,500	175,003	7,626	285,129
Robert L. Bass	100,000	175,003	9,965	284,968
Antonio F. Fernandez	120,000	175,003	12,920	307,923
Pamela K. Kohn	102,500	175,003	9,965	287,468
David J. Neithercut	115,000	175,003	15,706	305,709
Mark R. Patterson	190,000	224,992	22,908	437,900
Andrew P. Power	105,000	175,003	15,352	295,355
(1)     George F. Chappelle Jr., our CEO, is not included in the above table as he was an employee of the Company in 2023 and did not receive compensation for services as a Director. All compensation paid to Mr. Chappelle by the Company is reflected in the Summary Compensation Table in this Proxy Statement.
(2)     Amounts as applicable reflect annual cash retainers, committee chair fees and committee fees in each case earned during 2023 for services rendered during the year.
(3)     Reflects the aggregate grant date fair value of the restricted stock units or operating profit units awarded as computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 14 (“Stock-Based Compensation”) of the consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report on Form 10-K”).
(4)    Amounts reflect payments earned in 2023, not necessarily paid during the year, for the dividend equivalents on RSUs awarded under the 2010 Equity Incentive Plan for Mr. Alburger, dividend equivalents on RSUs awarded under the 2017 Equity Incentive Plan for Ms. Barrett and Ms. Kohn, and distributions on the OP Units awarded for all the Directors.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include the following:

•All of our Directors (except our CEO) are “independent” in accordance with NYSE listing standards;
•Each of our Audit, Compensation and Nominating and Corporate Governance Committees is composed entirely of Directors who are “independent” in accordance with NYSE listing standards;
•Our independent Directors meet regularly in executive session without the presence of management;
•Our Board is not classified and each of our Directors is subject to re-election annually;
•We utilize a majority vote standard in Director elections;
•Three of our Directors serving on our Audit Committee qualify as “audit committee financial experts” as defined by the SEC; and
•We have opted out of the Maryland business combination and control share acquisition statutes, and in the future will not opt in without the affirmative vote of a least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of Directors.
In recognition of the differences between the roles of Chairman of the Board and Chief Executive Officer, the two roles are separated. The Board is chaired currently by Mr. Patterson, and Mr. Chappelle serves as our principal executive officer. Our Board believes that separating the roles of chairman and principal executive officer provides us with strong independent governance and allows our principal executive officer to focus on the leadership and management of our business. Our Amended and Restated Bylaws (“Bylaws”) and corporate governance guidelines, however, provide us with the flexibility to consolidate these roles in the future, permitting the roles of chairman and principal executive officer to be filled by one individual. This provides our Board with flexibility to determine whether these two roles should be combined in the future based on our needs and our Board’s assessment of our leadership structure from time to time. Our Board will re-evaluate its leadership structure on an ongoing basis and may change the structure as circumstances warrant.
There are no material legal proceedings to which any Director, officer or affiliate of the Company, any stockholder of record or beneficial owner of more than 5% of the Company’s common stock, or any associate of any such Director, officer or affiliate of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
Executive Sessions of Non-Management Directors
At meetings of the Board, our independent Directors regularly meet in executive session without management present. Board committees also regularly meet in executive session without management present. In the event of a special meeting, the independent Directors will meet in executive session if circumstances warrant.

Board Meetings
Our Board held four regularly scheduled and special meetings in 2023. The Directors attended numerous other meetings, conferences and working sessions supplementing the number of official meetings and acted by unanimous written consent four times during 2023. Each of our Directors attended in excess of 75% of the Board meetings and meetings of committees on which he or she served that were held during the period in 2023 that he or she served on the Board. Each Director is expected to attend the annual meetings of stockholders and all Directors then serving on the Board attended the 2023 Annual Meeting.
Director Share Ownership Guidelines
We have adopted stock ownership guidelines for our non-employee Directors, which require our non-employee Directors to hold common stock having a market value equal to or greater than five times their annual cash retainer (not including any additional committee retainers or Chairman of the Board retainers). Each of Messrs. Alburger, Fernandez, Neithercut, Patterson and Power and Ms. Barrett have achieved these share ownership requirements. Mr. Bass and Ms. Kohn have until May 2026 to comply, and any future non-employee Director will have five years from his or her election to the Board to meet these share ownership requirements.

BOARD COMMITTEES
Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee. Each committee has the composition, duties and responsibilities set forth in its respective charter and summarized below and is comprised only of members who are “independent” in accordance with NYSE listing standards. Members serve on these committees until their resignations or until otherwise determined by our Board. The charter of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website at www.americold.com. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Committee Membership
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee
George J. Alburger, Jr.	✓*		✓
Kelly H. Barrett	✓	✓
Robert L. Bass			✓	✓
Antonio F. Fernandez		✓*	✓	✓
Pamela K. Kohn	✓	✓
David J. Neithercut		✓		✓*
Mark R. Patterson			✓*
Andrew P. Power	✓			✓
# of 2023 Meetings	5	8	4	6
    *Committee Chair

Audit Committee

Our Board has adopted a written charter for our Audit Committee that complies with NYSE listing standards. The primary purpose of our Audit Committee is to assist the Board’s oversight of:

•The integrity of our financial statements;
•Our internal financial reporting and compliance with our financial, accounting and disclosure controls and procedures;
•The qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;
•Our independent registered public accounting firm’s annual audit of our financial statements and the approval of all audit and permissible non-audit services;
•The performance of our internal audit function;
•Our legal and regulatory compliance; and
•The reasonable prior review and approval of related party transactions.

Our Audit Committee is also responsible for overseeing the Company’s risk management efforts, which includes, among other things, oversight of cybersecurity risks. Management reports to the Committee on cybersecurity risks on a regular basis and the Committee reports to the Board at least quarterly.

Our Board has determined affirmatively that (i) each of Mr. Alburger, Ms. Barrett and Mr. Power qualifies as an “Audit Committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and (ii) each member of our Audit Committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

Our Board has adopted a written charter for our Compensation Committee that complies with NYSE listing standards. The primary purposes of our Compensation Committee are to:

•    Set the overall compensation philosophy, strategy and policies for our executive officers and Directors;
•    Annually review and approve corporate goals and objectives relevant to the compensation of our CEO and other key associates and evaluate performance in light of those goals and objectives;
•    Review and determine the compensation of our Directors, CEO and other executive officers;
•    Make recommendations to our Board with respect to our incentive and equity-based compensation plans;
•    Review and approve employment agreements and other similar arrangements between us and our executive officers; and
•    Oversee the Company’s succession planning process.

Our Board has determined affirmatively that each member of our Compensation Committee meets the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE and each member of our Compensation Committee meets the definition of a “non-employee director” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our Board has adopted a written charter for our Nominating and Corporate Governance Committee that complies with NYSE listing standards. The primary purposes of our Nominating and Corporate Governance Committee are to:
•    Recommend to our Board for approval the qualifications, qualities, skills and expertise required for Board membership;
•    Identify potential members of our Board consistent with the criteria approved by the Board and select and recommend to the Board the Director nominees for election at annual meetings of stockholders or to otherwise fill vacancies;
•    Evaluate and make recommendations regarding the structure, membership and governance of the Board and its committees;
•    Develop and make recommendations to our Board with regard to our corporate governance policies and principles, including development of a set of corporate governance guidelines and principles applicable to us;
•    Develop and oversee the Company’s environmental, social and governance (“ESG”) policies; and
•    Oversee the annual review of our Board’s performance, including committees of our Board.

Prior to each annual meeting at which Directors are to be elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee has found, in its judgment, to be well qualified and willing and able to serve. In the event of a vacancy on the Board, the Nominating and Corporate Governance Committee recommends to the Board for election by the Board to fill such vacancy, a prospective member that the Nominating and Corporate Governance Committee in the exercise of its judgment, has found to be well qualified and willing and able to serve.

The Nominating and Corporate Governance Committee seeks candidates who will combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, Americold and our stockholders. Although we do not have a formal, written diversity policy, the Nominating and Corporate Governance Committee seeks a diverse group of director candidates, including with respect to diversity of professional and other experience, thought, gender, race, ethnicity, age and cultural background.

In addition, the Nominating and Corporate Governance Committee will consider director nominee recommendations received from stockholders and such recommendations will be subject to the same criteria as are candidates nominated by the Nominating and Corporate Governance Committee. For more information on how stockholders can nominate Director candidates, see “Corporate Governance - Stockholder Recommendation of Director Nominees” and “Additional Information - Stockholder Proposals.”

Our Board has determined affirmatively that each member of our Nominating and Corporate Governance Committee meets the definition of “independence” under NYSE listing standards.

Investment Committee

Our Board has adopted a written charter for our Investment Committee. The Investment Committee assists the Board in fulfilling its responsibilities relating to strategic planning, development opportunities, expansion opportunities and investments for the Company and its subsidiaries. The Investment Committee evaluates and oversees development and expansion opportunities, acquisitions and growth capital expenditures on behalf of the Company. The Investment Committee also considers the risks associated with specific transactions as a part of determining whether to recommend a particular transaction to the Board for approval, if required by the Company’s then current management protocols and approval matrix. Each member of the Investment Committee is independent.

CORPORATE GOVERNANCE
Governance Documents
The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with the Corporate Governance Guidelines, Code of Business Conduct and Ethics and Supplier Code of Conduct adopted by the Board, are available on the Company’s website, www.americold.com on the Investors – Governance webpage. The 2023 Environmental, Social and Governance Report is available on our website under “About Us - Sustainability/ESG.” In addition, these documents are available to any stockholder who requests a copy from our Investor Relations Department at 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328, or by e-mail at investor.relations@americold.com. Any information on the Company’s websites is not and should not be considered as a part of this Proxy Statement and is not incorporated herein by reference.
Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees the evaluation of the Board and committees. As a general rule, the Board and each committee conducts an annual self-evaluation by means of written questionnaires completed by each member of the Board and each committee member. The responses are summarized and provided to the Board and each committee in order to facilitate discussion and examination of the effectiveness of the Board, each committee, each individual Director, the structure of the Board and committees and areas for improvement. The Nominating and Corporate Governance Committee establishes the evaluation process and may determine to utilize an independent third-party evaluation process from time to time in the future.

Communications by Stockholders and Other Interested Parties

Stockholders of the Company and other interested parties may send communications to the Board as a whole or to its non-management members as a group. Communications to the Board should be addressed to the “Board of Directors”. The communication should be further addressed “c/o Americold Realty Trust, Inc., 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, Georgia 30328 to the attention of the Office of the Chief Legal Officer”.

The Board may not be able to respond directly to stockholder inquiries and, as a result, the Board has developed a process to aid it in managing stockholder inquiries.

As a general rule, the Chief Legal Officer and Secretary will review stockholder inquiries in the normal performance of his or her duties and forward such correspondence to the Board or non-management Directors periodically. The Board, in fulfilling its responsibilities, oversees the management of the Company and it does not participate in day-to-day management functions or business operations. Accordingly, it may not be in the best position to respond to inquiries concerning these matters. Inquiries unrelated to the duties and responsibilities of the Board will not be forwarded to the Chairman or any other member of the Board.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and will be made available to any member of the Board upon request. The Board grants to the Chief Legal Officer and Secretary discretion to decide what correspondence will be shared with management, and communications with respect to personnel issues may be shared with the human resources department.

Stockholder Recommendation of Director Nominees
The Nominating and Corporate Governance Committee will consider director nominees nominated by stockholders. In addition, our Bylaws provide a proxy access right that permits a stockholder who has beneficially owned 3% or more of the Company’s common stock continuously for a least 3 years, or a group of up to 20 stockholders holding 3% or more of the Company’s common stock in the aggregate and each of whom has owned such stock continuously for a least 3 years, to submit nominations for directors via the Company’s proxy materials for up to 20% of the directors then serving on the Board. To nominate a director, the nominating stockholder or group of stockholders must submit to the Secretary of the Company at the principal executive offices of the Company all of the information specified in our Bylaws. This submission must be made no earlier than the 150th day nor later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of the proxy materials for the prior year’s annual meeting of stockholders; for the 2025 Annual Meeting after November 13, 2024 and before December 13, 2024. In addition, the submitting stockholder or group must provide any supplemental information requested by the Nominating and Corporate Governance Committee and the proposed nominee must make himself or herself available to be interviewed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider all director candidates submitted to it pursuant to these procedures; provided, however, that the Nominating and Corporate Governance Committee will not consider any director candidate if the candidate’s candidacy or, if elected, Board membership would violate applicable state or federal law. In addition to meeting the requirements under our Bylaws, in order to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2025 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by March 23, 2025.

Risk Oversight
Our Board is responsible for overseeing our risk management process. Our Board and its committees have adopted policies and processes that foster effective Board oversight of critical matters such as strategy, risk management, including cybersecurity, financial and other controls, environmental, social and governance considerations, compliance and management succession planning. Our Board focuses on our general risk management strategy and the most significant risks facing us, and it ensures that appropriate risk mitigation strategies are implemented by management. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our Board delegates to our Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
The Compensation Committee reviews the executive compensation program, including an assessment of risk, with the assistance of an outside compensation consultant. For a more detailed discussion, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, cybersecurity, compliance and reporting levels.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our associates, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that Code is available on our corporate website at www.americold.com. Any amendments to the Code of Business Conduct and Ethics or waivers of the Code for any of our Directors, executive officers or officers will be posted on our corporate website promptly following the date of such amendment or waiver.
Human Rights Statement
We have adopted a Human Rights Statement applicable to all of our associates and third parties with whom we do business. The Human Rights Statement conforms to the United Nations Principles on Business and Human Rights and the United Nations Universal Declaration of Human Rights. A copy of that Statement is available on our corporate website at www.americold.com.
Supplier Code of Conduct
We have adopted a Supplier Code of Conduct applicable to all of our suppliers, their employees, agents, and subcontractors while conducting business with or on behalf of the Company. A copy of the Supplier Code of Conduct is available on our corporate website at www.americold.com.
Management Succession
The Board oversees the recruitment, development and retention of executive talent and plans for the succession of the CEO and other members of the Company’s senior management team. The Board has regular and direct exposure to the senior leadership of the Company. The Compensation Committee oversees the succession planning process.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, on the compensation committee or board of directors of any other company of which any members of our Compensation Committee or any of our Directors is an executive officer.
Other Directorships
Our Directors are prohibited from serving on more than five public company boards, including ours, with consideration given to their public company leadership roles and outside commitments. The Board conducts a review annually and has affirmed that all Directors are in compliance.
Investor Outreach
We believe that the relationship with our stockholders and investors is critical to our success. We value the opinions and input of our investors and regularly engage in participatory events and investor conferences. During 2023, we participated in multiple investor conferences, meeting with numerous current and prospective investors in separate meetings.

ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY AND GOVERNANCE
Sustainability Highlights
Corporate responsibility and sustainability are key elements of the Company’s global strategy and are integral to its goal of acting as a responsible corporate citizen. While the Company is focused on its financial results and creation of stockholder value, we are also committed to achieving these results in a way that respects the environment and the local communities in which we operate and in which our associates live. We believe that a sustainable future is essential to ensuring the health and well-being of our people, the users of our services and the communities that we touch. The Company’s 2023 Environmental, Social and Governance (“ESG”) Report can be found on the Company’s website at www.americold.com under “About Us - Sustainability/ESG” and contains additional information about our ESG programs.
We are a vital member of the food supply chain. Food safety and security and minimizing food waste are key aspects of our business purpose. Every Americold facility follows global food safety and quality standards. Our programs include strict temperature control, cleaning and sanitation, allergen control, preventive maintenance and pest control, all aimed at ensuring the quality and safety of food in our care and prevention of food waste. We constantly seek to balance the needs of our customers with regulatory compliance and the requirements of the Global Food Safety Initiative.
Operation of temperature-controlled warehouses is by its nature an energy intensive enterprise. However, we seek to provide value to society and to our business by strategically focusing on reducing our energy consumption and equivalent carbon emissions. Twenty four of our facilities in U.S. are certified ENERGY STAR and we have been recognized by the Global Cold Chain Alliance’s Energy Excellence Recognition Program as the number one cold storage logistics company achieving Energy Excellence, with 217 of our facilities being awarded gold, silver or bronze certifications. We have been named a Food Logistics magazine 2023 Green Supply Chain Partner and were named to Newsweek’s America’s Most Responsible Companies List in 2023.
We seek solutions to reduce our environmental footprint to preserve our natural resources, reduce waste and save energy through our utilization of energy-efficient equipment and processes, energy generating systems, demand response programs, real-time energy monitoring and metering and rainwater harvesting to reduce demand on municipal water systems. By focusing on environmental efficiency through the implementation of cost-effective designs in our development of new properties, expansions, upgrades of existing facilities, and our increasing use of renewable energy, we are able to reduce our energy costs, deliver products and services which help us attract and retain customers and generate cash flow while reducing operational risk. Americold launched its long-term solar strategy in 2013 and at the end of 2023, our solar projects supplied power to eighteen Americold facilities, generating approximately 20,700 MWh annually. In 2023, we commenced installation of two solar projects in Australia and continue to study additional sites for solar installations, with 12 sites fully vetted and on which installation is expected to begin in 2024. In addition, we are currently conducting engineering studies on 10 more sites. We utilize natural gas fuel cells at two of our facilities and continue to evaluate additional sites for other opportunities. We also have one anaerobic digestion operation that provides 100% of its facility’s electrical needs on a normal winter day and about 70% on a summer day. We have made significant progress on replacing less efficient metal halide and florescent lighting systems with motion-activated LED lighting to further reduce our kWh usage. We fully converted 17 facilities to more energy efficient lighting during 2023, bringing the total to 193 facilities with some energy efficient lighting, including 137 facilities with 100% energy efficient lighting. In 2023, Americold invested more than $13 million in 53 sustainability projects. In total, from 2018 through 2023, Americold has made significant investments in sustainability projects, completing 206 individual projects, reducing KWh and our overall metric ton carbon-dioxide emissions (MTCO2E).

Energy efficiency is only one aspect of Americold’s commitment to environmental stewardship. Cold storage facilities utilize significant amounts of water in the cooling process. We are committed to reducing water usage, allowing us to reduce our reliance on municipal water and to reduce our wastewater treatment costs and storm water runoff. We currently have rainwater harvesting systems installed at 15 sites, with additional projects on the way.
We continue to evaluate and utilize these and other energy saving equipment and processes, including, among others, anaerobic digestion to create renewable energy, solar and wind, in our facilities in order to utilize energy more efficiently, thereby reducing our energy costs and the impact of our operations on the environment. Our internal Energy Awards Program incentivizes our local teams to be accountable for their energy usage. This program provides a mechanism through which management and our Board can monitor progress against our strategic sustainability goals and manage associated risks.
Social Responsibility
We are committed to supporting the communities in which we live and work. Our work in our local communities is critical to our business purpose. Locations are the key to our business and to have a strong presence in critical locations requires that we foster and maintain good working relationships with the communities in which our facilities are located. By investing in our communities through volunteerism and charitable programs we create relationships that benefit our associates, our customers and our stockholders. The Company supports numerous charitable contribution programs providing corporate and local site level contributions and support to various charities, with our most dynamic partnership being with Feed the Children. In addition, the Company focuses on human capital management to promote diversity and inclusiveness in our workforce. We sponsor our Americold University to help build our talent pool through training and development of our associates. See our 2023 ESG Report on our website: www.americold.com under “About Us - Sustainability/ESG.”
Corporate Governance
Good governance is key to building our business long-term. By ensuring strong oversight at all levels of the Company, we continue to build on our strong foundation, creating value for our stockholders and supporting sustained financial and operating performance.
We are committed to maintaining strong governance practices, and we believe that the Company has created a stockholder-friendly corporate governance structure that we believe aligns our interests with the interests of our stockholders as highlighted below:
•All of the members (except the CEO) of our Board are independent
•The roles of Chairman and CEO are separated
•Each member of our Audit, Compensation, Nominating and Corporate Governance, and Investment Committees is independent
•Three members of our Audit Committee are financial experts and each member is financially literate
•Our Board contains a diverse mix of gender, geography, backgrounds, skill set, tenure and experience
•The Company does not have a classified board; each member of the Board stands for election every year

•The Company’s bylaws provide for proxy access by stockholders meeting specified criteria
•Directors are elected under a majority vote standard
•The Company has elected to opt out of the Maryland business combination statute and control share acquisition statute
•The Company has no stockholder rights plan or poison pill provision
•Our Board holds executive sessions of independent Directors
•Our Board conducts annual Board and committee self-evaluations
•Our Board has established codes of conduct for Directors, executives, associates and suppliers
•The Company has established Director and executive stock ownership and holding requirements
•Directors and executives are prohibited from pledging or hedging our common stock
•The Company has adopted an ESG Report, which can be seen on our website: www.americold.com under the “About Us - Sustainability/ESG.”
INFORMATION REGARDING EXECUTIVE OFFICERS
The following table sets forth certain information regarding our current executive officers as of April 1, 2024. There are no family relationships among any of our executive officers.

Name	Age	Position(s)
George F. Chappelle Jr.	62	Chief Executive Officer and Director
Robert S. Chambers	41	President - Americas
Richard C. Winnall	50	President - International
Samantha L. Charleston	53	Chief Human Resources Officer and Executive Vice President
Nathan H. Harwell	48	Chief Legal Officer, Executive Vice President and Secretary
R. Scott Henderson	46	Chief Investment Officer and Executive Vice President
Michael Spires	57	Chief Information Officer and Executive Vice President
M. Bryan Verbarendse	51	Chief Operating Officer - North America and Executive Vice President
E. Jay Wells	61	Chief Financial Officer, Treasurer and Executive Vice President
Robert E. Harris, Jr.	48	Chief Accounting Officer and Senior Vice President
George F. Chappelle Jr.
See “Information Regarding The Nominees” for biographical information regarding Mr. Chappelle.
Robert S. Chambers

Mr. Chambers was named President - Americas on January 3, 2024. He had rejoined Americold in January of 2020 as Executive Vice President and Chief Commercial Officer. Prior to rejoining Americold, he served as the Chief Financial Officer of Saia LTL Freight (NASDAQ: SAIA) from May of 2019 through January of 2020. Mr. Chambers previously served as Americold’s Vice President, Commercial Finance from September of 2013 through April of 2019. Before originally joining Americold, Mr. Chambers was the Senior Director of Finance for CEVA Logistics from 2010 through 2013. Prior to that, he was a Manager in the Audit and Advisory practice at KPMG. Mr. Chambers is a Certified Public Accountant.  He received both his bachelor’s degree and his Masters of Accounting degree from Stetson University.

Richard Winnall

Mr. Winnall was named President - International on January 3, 2024, having served as Chief Operating Officer, International since August 2022. He joined Americold in January of 2019 as the Managing Director, International and held the role of Managing Director, Asia Pacific and Latin America prior to his appointment as Chief Operating Officer, International. Mr. Winnall is responsible for leading Americold’s International operations and critical support functions to enable the organization to drive efficiency and provide best-in-class service to customers. Mr. Winnall has deep executive experience within some of the largest logistics companies in the world, having previously served at DHL Supply Chain (DPDHL Group) in Asia Pacific and Europe, Middle East & Africa, and Linfox in the Asia Pacific region. He holds a Master of Science Management, Intermodal Transport from the University of Denver, Colorado, and a Master of International Business from Swinburne University, Melbourne, and is a graduate of the GAICD International Company Directors Program.

Samantha L. Charleston

Ms. Charleston joined Americold as Executive Vice President and Chief Human Resources Officer in January 2022. She is responsible for leading all talent initiatives to support the overall business direction and formulating appropriate organization strategies for the future development, attraction, onboarding, and retention of high-caliber talent. Ms. Charleston has deep experience in HR and the supply chain with a proven record of accelerating performance, building organizational capability, and developing talent across a variety of companies. Prior to joining our company, she was Senior Vice President, Human Resources, Talent & Culture at Newell Brands (NASDAQ: NWL) from December 2020 to December 2021 and Vice President, Human Resources August 2015 to December 2020. Before joining Newell Brands, she spent over 20 years with Kraft Foods, now The Kraft Heinz Company (NASDAQ: KHC) in roles spanning logistics, customer service, change management, and HR. She currently serves as a member of the Board of Directors for Second Nature Brands. Ms. Charleston holds a bachelor’s degree in Psychology from Clark Atlanta University and a master’s degree in Business Administration from Lake Forest Graduate School of Management.

Nathan H. Harwell

Mr. Harwell has served as our Executive Vice President, Chief Legal Officer, and Secretary since September 2023, where he is responsible for managing and overseeing our Legal, Risk, and Compliance departments and providing strategic leadership and coordination of legal matters. Before joining our team, Mr. Harwell served as Executive Vice President, Chief Legal Officer, and Secretary at U.S. Xpress Enterprises, Inc., one of the nation’s largest trucking and logistics companies from January 2020 to July 2023. Prior to his time at U.S. Xpress, Mr. Harwell served as General Counsel and Corporate Secretary at Rinnai America Corporation, a brand of commercial and home tankless water heaters, from September 2005 to January 2020, where he also served on the Board of Directors. Mr. Harwell has practiced law for over 19 years, primarily focused on corporate litigation, strategy and business development, and regulatory analysis and guidance. Mr. Harwell is a graduate of Carson-Newman College and received his Juris Doctor, cum laude, from the Walter F. George School of Law at Mercer University.

R. Scott Henderson

Mr. Henderson was appointed Executive Vice President and Chief Investment Officer in March 2023, after serving as Senior Vice President, Capital Markets, Treasury and Investor Relations since joining the company in 2018. Mr. Henderson is responsible for leading Americold’s investment and other capital allocation activities. He has deep experience across capital markets, M&A, corporate finance and investor relations. Mr. Henderson has more than 18 years of experience in the commercial real estate and REIT sectors, including with SITE Centers, STAG Industrial and in REIT finance at Citizens Bank. Mr. Henderson holds a BSBA from Washington University in St. Louis and an MBA from Columbia University Business School.

Michael Spires

Mr. Spires joined the Company as interim Chief Information Officer in December 2022 and was appointed Executive Vice President and Chief Information Officer in July 2023. He is responsible for global information technology and leads Americold’s IT team to provide customers with the highest level of systems security and leading-edge supply chain technologies to support their businesses. Mr. Spires brings over 20 years of executive-level technology leadership experience to Americold, having previously served in senior roles at The Hackett Group from 2017 to 2023, Cognizant Technology Solutions (NASDAQ: CTSH) from 2011 to 2017, and Booze Allen Hamilton from 2004 to 2009. Mr. Spires also served as an operations and strategy leader at Sears Logistics and Best Buy Co, Inc. (NYSE:BBY). Mr. Spires holds an MBA from the University of Chicago and a BS in Finance from Bradley University.

M. Bryan Verbarendse

Mr. Verbarendse, joined Americold as its Executive Vice President & Chief Operating Officer North America in August 2023. Prior to joining the company, he served in positions with Albertsons Companies Inc. (NYSE:ACI) including General Manager (2015-2018); Group Vice President of Distribution (2018-2019) finally as Senior Vice President of Distribution and Replenishment for Albertsons Companies Inc. (NYSE:ACI) from June 2019 to August 2023. Prior to Albertsons Companies, Mr. Verbarendse served in a variety of roles with Supervalu Inc. (acquired by NYSE: UNFI), including General Manager and a variety of operations roles from 2006 to 2015. In addition, he served in a variety of positions with Albertsons Inc. from February of 1992 to June of 2006, finally as Manager of Network Optimization. Mr. Verbarendse holds a BBA from Boise State University.

E. Jay Wells

Mr. Wells, joined Americold as its Executive Vice President, Chief Financial Officer and Treasurer in January 2024. Prior to his joining the Company, he served as Chief Financial Officer of Primo Water (NYSE:PRMW) from March 2012 through March 2023. Prior to Primo Water, Mr. Wells served in a variety of leadership roles at Molson Coors Beverage Company (NYSE: TAP) from April 2005 through March 2012, including as Chief Financial Officer of Molson Canada from July 2009 through March 2012; Vice President of Strategic Finance, Tax, Treasury from May 2008 to July 2009; and Vice President – Global Tax from April 2005 to April 2008. In addition, he served in a variety of positions at Deloitte from September 1990 to April 2005, finally as Partner – International Tax. Mr. Wells is a Certified Public Accountant and received his J.D. Degree from Villanova University and a B.S. in Accounting from Albright College.

Robert E. Harris, Jr.

Mr. Harris has served as our Chief Accounting Officer and Senior Vice President since March 2024. He joined Americold as Vice President and Corporate Controller in January 2014. He has led the Accounting function through a successful IPO, adoption of the public company provisions of the Sarbanes-Oxley Act, and the integration of several domestic and multi-national acquisitions. Prior to joining Americold, he served as Vice President of Finance and Chief Accounting Officer for Aptean (f/k/a CDC Software, NASDAQ: CDCS). Prior to that, he was a Senior Manager in the Audit and Assurance practice at PricewaterhouseCoopers. Mr. Harris is a Certified Public Accountant with over 25 years of experience in accounting and finance and holds a bachelor’s degree in Accountancy from Auburn University.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders are entitled to vote at the Annual Meeting to approve, on an advisory basis, the compensation of the Company’s Named Executive Offices (“NEOs”) as disclosed in this Proxy Statement pursuant to the rules of the SEC. This stockholder vote on the compensation of our NEOs is an advisory recommendation only and is not binding on the Company, our Board or our Compensation Committee. At last year’s annual meeting, over 89% of the votes cast were cast to approve executive compensation.
Below are summaries of executive compensation highlights from 2023, which the Board believes support a vote in favor of the Say-On-Pay proposal.
2023 Executive Compensation Highlights
As described more fully in the “Compensation Discussion and Analysis” of this Proxy Statement, our executive compensation program is designed to reward superior corporate performance as well as individual NEO contributions to the Company’s annual and long-term goals.
In support of those goals, we:
•Pay for performance;
•Include both annual cash incentives and long-term incentives to balance our performance;
•Seek to align our compensation program with the interests of our stockholders; and
•Target above-budget performance and set aggressive goals.
The Board is asking our stockholders to vote in favor of our NEO compensation as described in this Proxy Statement. This Say-On-Pay proposal allows our stockholders to express their opinion with respect to our NEOs’ compensation. However, this vote is not intended to focus on any particular item of compensation but is rather intended to address the overall compensation of our NEOs and the philosophy, policies, and practices underlying the compensation of our NEOs as described in this Proxy Statement. The vote is advisory only, and not binding on the Company, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for the overall design and administration of our executive compensation program, and the Board as a whole, value the opinion of our stockholders as expressed in this Say-On-Pay vote. The outcome of this vote will be considered in future compensation decisions.
Therefore, we ask that the stockholders vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Americold Realty Trust, Inc. approve, on a non-binding, advisory basis, the compensation of the named executive officers as described in the Company’s Proxy Statement for its 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, which included the ‘Compensation Discussion and Analysis’ and the compensation tables and the narrative discussion that accompanies the compensation tables.”
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the advisory resolution approving the compensation of our Named Executive Officers.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and the Board has directed that the Company submit the appointment of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. This vote is to ratify prior action by the Audit Committee and will not be binding on the Audit Committee. However, the Audit Committee may reconsider its prior appointment or consider the results of this vote when it determines to appoint the Company’s independent auditors in the future.
The Audit Committee is responsible for the appointment, retention, compensation and oversight of the Company’s independent auditors for the purpose of conducting annual audits, issuing audit reports and performing reviews and other services. The independent auditors report directly to the Audit Committee and the Audit Committee meets in executive session with the independent auditors at each regular Audit Committee meeting.
The Audit Committee evaluates the performance of the independent auditors each year and determines whether to retain the current auditors or to consider other audit firms. As a part of this evaluation, the Audit Committee considers the quality and efficiency of the services provided and the firm's knowledge and expertise in the Company’s industry. Based on this evaluation, the Audit Committee appointed Ernst & Young LLP to serve as the Company’s independent public accounting firm for the year ending December 31, 2024. Ernst & Young LLP has audited the financial statements of the Company and its subsidiaries since 2010.
The Audit Committee is ultimately responsible for negotiation of the audit fees associated with the services performed by its independent auditors. The fees we paid to Ernst & Young LLP in 2022 and 2023 are presented in the table below.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they wish to do so. The representatives are expected to be available to respond to appropriate questions from stockholders.
Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent, registered public accounting firm for 2024

Fees Billed to the Company by Ernst & Young LLP
Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2023 and 2022. During 2023 and 2022, the aggregate fees for services provided by Ernst & Young LLP in the following categories were as follows:

	2023	2022
Audit Fees(1)	$10,395,461	$8,730,750
Audit-Related Fees(2)	$584,527	$566,702
Tax Fees(3)	$3,674,353	$3,833,868
All Other Fees	$—	$—
Total Fees	$14,654,341	$13,131,320
(1)    Audit Fees consisted primarily of fees for audits of the Company’s annual consolidated financial statements and required statutory audits, the reviews of our quarterly financial statements and internal control over financial reporting and registration statement related services performed pursuant to SEC filing requirements.
(2)    Audit-Related Fees in 2023 consisted primarily of fees for financial due diligence in connection with acquisitions and other potential transactions.
(3)    Tax Fees consisted of fees related to tax compliance services, acquisition tax due diligence and structuring, tax planning and transfer pricing services.
Pre-Approval of Services
Pursuant to its Policy for Pre-Approval of Independent Auditor Services, the Audit Committee pre-approves all audit and permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is required in order to assure that the provision of such services is consistent with the SEC’s rules on auditor independence. The policy provides for general pre-approval of certain specified services and specific pre-approval of all other permitted services and proposed services exceeding pre-approved cost levels. The policy authorizes the Audit Committee to delegate pre-approval authority with respect to permitted services to one or more of its members. Any member or members to whom authority is delegated must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board oversees the financial reporting process of the Company, on behalf of the Board, consistent with the Audit Committee’s written charter. Management has the primary responsibility for preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the Company’s system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management. The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, the Company’s audited financial statements as of and for the year ended December 31, 2023. Prior to the commencement of the audit, the Audit Committee discussed with the Company’s management and independent registered public accounting firm the overall scope and plan for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations and reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.
The foregoing report has been furnished by the Audit Committee as of March 7, 2024.
George J. Alburger, Jr. – Chair
Kelly H. Barrett
Pamela K. Kohn
Andrew P. Power
The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC, subject to Regulation 14A or 14C, or the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth information as of April 1, 2024 regarding the beneficial ownership of our common stock by each person known by us to beneficially own 5% or more of our outstanding common shares, each of our Directors and NEOs, and all of our Directors and executive officers as a group.
Beneficial ownership for purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof, or has the right to acquire any such powers within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise set forth below, the address of each beneficial owner is c/o Americold Realty Trust, Inc., 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328.

	Number of common shares beneficially owned	Percentage of common shares beneficially owned
5% stockholders:
Cohen & Steers, Inc.(1)	41,120,617	14.5%
The Vanguard Group(2)	38,331,418	13.5%
Norges Bank(3)	22,367,930	7.9%
Blackrock, Inc.(4)	18,784,934	6.6%
APG Asset Management US Inc.(5)	17,081,401	6.0%
Named executive officers and Directors:
George F. Chappelle Jr.(6)	83,901	*
Marc J. Smernoff(7)	237,984	*
Robert S. Chambers(8)	59,261	*
Richard C. Winnall(9)	29,147	*
Samantha Charleston(10)	18,004	*
George J. Alburger, Jr.(11)	81,813	*
Kelly H. Barrett(12)	28,966	*
Robert L. Bass(13)	13,110	*
Antonio F. Fernandez(14)	19,966	*
Pamela K. Kohn(15)	13,110	*
David J. Neithercut(16)	19,966	*
Mark R. Patterson(17)	44,262	*
Andrew P. Power(18)	34,923	*
All current executive officers and Directors as a group (19 persons)	476,041	*

* Indicates beneficial ownership of less than 1% of our outstanding common shares.

(1) Based solely on information contained in a Form 13G/A filed by Cohen & Steers, Inc. (Cohen & Steers”) with the SEC on February 14, 2024. Cohen & Steers has sole voting power with respect to 29,971,396 shares and shared voting power with respect to no shares. Cohen & Steers has sole dispositive power with respect to 41,120,617 shares and shared dispositive power with respect to no shares. Cohen & Steers is the parent of Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act (the “Act”)(“C&S Capital Management’), which has sole voting power with respect to 29,861,135 shares and shared voting power with respect to no shares. C&S Capital Management has sole dispositive power with respect to 40,898,643 shares and shared dispositive power with respect to no shares. Cohen & Steers is the parent of Cohen & Steers UK Ltd, an investment advisor registered under Section 203 of the Act, which has sole voting power with respect to 79,958 shares, shared voting power with respect to no shares, sole dispositive power with respect to 191,671 shares and shared dispositive power with respect to no shares. Cohen & Steers is the parent of Cohen & Steers Asia Ltd, an investment advisor registered under Section 203 of the Act, with sole voting power with respect to no shares, shared voting power with respect to no shares, sole dispositive power with respect to no shares and shared dispositive power with respect to no shares. Cohen & Steers is the parent of Cohen & Steers Ireland Limited, which has sole voting power with respect to 30,303 shares, shared voting power with respect to no shares, sole dispositive power with respect to 30,303 shares and shared dispositive power with respect to no shares. The address of Cohen & Steers is 1166 Avenue of the Americas, 30th Floor, New York, NY 10036.

(2) Based solely on information contained in a form 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2024. Vanguard is an investment manager to various investment funds and as such has investment discretion with respect to those funds. Vanguard has sole voting power with respect to no shares and shared voting power with respect to 319,278 shares. Vanguard has sole dispositive power with respect to 37,726,795 shares and shared dispositive power with respect to 604,623 shares. Vanguard may be deemed to share voting and dispositive power with respect to shares owned by its affiliates. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(3) Based solely on information contained in a Form 13G by Norges Bank with the SEC on February 13, 2024. Norges Bank holds 22,367,930 shares invested on behalf of the Government of Norway. Norges Bank has sole voting power with respect to 22,367,929 shares, sole dispositive power with respect 22,367,929 shares and shared dispositive power with respect to 1 share. The address of Norges Bank is Bankplassen 2, PO Box 1179 Sentrum, NO 0107, Oslo, Norway.

(4) Based solely on information contained in a Form 13G/A filed by Blackrock, Inc. (“Blackrock”) with the SEC on January 29, 2024. Blackrock is the parent of various subsidiaries that hold, in the aggregate, 18,784,934 shares. Of the shares held by Blackrock, it has sole voting power with respect to 17,791,837 shares and sole dispositive power with respect to 18,794,934 shares. The address of Blackrock is 50 Hudson Yards, New York, NY 10001.

(5) Based solely on information contained in a Form 13G/A filed by APG Asset Management US Inc (“APG US”) on February 7, 2024. APG US has sole voting power with respect to no shares and shared voting power with respect to 17,081,401 shares. APG US has sole dispositive power with respect to no shares and shared dispositive power with respect to 17,081,401shares. APG Asset Management, N.V. (“APG NL”) is wholly-owned by APG Groep, N.V. (“APG Groep”) and is the investment manager with respect to the shares beneficially owned. Pursuant to an Investment Management Agreement, APG NL has delegated its investment and voting power with respect to such shares to APG Asset Management US, Inc., which is its wholly-owned subsidiary. Stichting Pensioenfunds ABP is the majority owner of APG Groep. By virtue of this relationship each of the Reporting Persons may be deemed to share beneficial ownership of the shares and may be deemed to be a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended). However, each Reporting Person disclaims membership in any such group and, further, disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein. The address of APG US is 666 Third Avenue, 2nd Floor, New York, NY 10017

(6) Consists of vested OP Units convertible into common stock.
(7) Consists of 181,237 shares of common stock owned and 56,747 vested OP Units convertible into common stock.
(8) Consists of 9,632 shares of common stock owned and 49,629 vested OP Units convertible into common stock.
(9) Consists of shares of common stock owned.
(10) Consists of vested OP Units convertible into common shares.
(11) Consists of 14,957 shares of common stock owned, 46,890 deferred RSUs, 13,948 vested OP Units convertible into common stock and 6,018 OP Units vesting within 60 days.
(12) Consists of 19,957 shares of common stock owned, 2,991 vested OP Units convertible into common stock and 6,018 RSUs convertible into common stock vesting within 60 days.

(13) Consists of 7,092 vested OP Units convertible into common shares and 6,018 OP Units vesting within 60 days.
(14) Consists of 2,991 shares of common stock, 10,957 vested OP Units convertible into common stock and 6,018 OP Units vesting within 60 days.
(15) Consists of 7,092 vested OP Units convertible into common stock and 6,018 RSUs vesting within 60 days.
(16) Consists of 13,948 vested OP Units convertible into common stock and 6,018 OP Units vesting within 60 days.
(17) Consists of 14,957 shares of common stock owned, 21,568 vested OP Units convertible into common stock and 7,737 OP Units vesting within 60 days.
(18) Consists of 14,957 shares of common stock, 13,948 vested OP Units convertible into common stock and 6,018 OP Units vesting within 60 days.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	As of December 31, 2023
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)(2)	Number of securities remaining available for future issuance under equity compensation plans (3)(4)
Equity compensation plans approved by security holders	2,199,618	$9.81	8,722,550
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,199,618	$9.81	8,722,550
(1)        The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(2)        The weighted-average remaining contractual term of the Company’s outstanding options as of December 31, 2023 was 2.7 years.
(3)        Represents 2,141,470 shares for issuance under the Americold Realty Trust 2010 Equity Incentive Plan (the “2010 Plan”), the Americold Realty Trust 2008 Equity Incentive Plan and the Americold Realty Trust 2017 Equity Incentive Plan (the “2017 Plan”), of which 100,498 shares were subject to outstanding options, 1,038,735 shares were subject to outstanding RSU awards and 1,002,237 shares were subject to outstanding OP Unit awards. Additionally, this includes 58,148 shares for issuance under the Americold Realty Trust 2020 Employee Stock Purchase Plan.
(4)        Represents 4,057,291 shares remaining available for future issuance under the 2017 Plan and 4,665,259 shares remaining available for future issuance under the 2020 Employee Stock Purchase Plan.
For more information regarding securities authorized for issuance under our equity compensation plans prior to the IPO see Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the material elements of our executive compensation program for fiscal year 2023, providing an overview of our executive compensation philosophy, processes, practices, pay components and pay decisions for our Named Executive Officers (“NEOs”). It provides details on how and why the Compensation Committee of our Board (the “Compensation Committee”) arrived at executive pay decisions and the key factors considered in making those decisions.
Our NEOs, listed below, included all individuals that served as our chief executive officer, our chief financial officer and the three next most highly compensated executive officers during the fiscal year:

2023 NEO	Role
George F. Chappelle Jr.	Chief Executive Officer
Marc J. Smernoff (1)	Executive Vice President and Chief Financial Officer
Robert S. Chambers	Executive Vice President and Chief Commercial Officer
Richard C. Winnall	Executive Vice President and Chief Operating Officer, International
Samantha L. Charleston	Executive Vice President and Chief Human Resources Officer
(1) Mr. Smernoff’s employment with the Company ended on January 12, 2024 (see Employment Agreements with Named Executive Officers).
Business Performance
During the years ended December 31, 2023 and 2022, we made significant progress in increasing the profitability of our global warehouse segment. We significantly repriced our warehouse business, drove strong improvements in economic occupancy, improved our customer service, and were laser focused on improving the productivity of our business.

During 2023, our Core EBITDA increased 14.5% over prior year. Our global warehouse segment revenue and NOI increased by 3.8% and 13.6% respectively, driven by our pricing initiatives, record-setting fixed commit levels, aggressive variable cost management and improved warehouse services productivity. Our transportation segment revenue and NOI decreased in a challenging macro-economic environment. Our managed segment revenue and NOI decreased due to the wind down of business that we exited during the fourth quarter of 2022.
* See Appendix A to this Proxy Statement for additional information about Core EBITDA and Segment NOI, including a reconciliation to our GAAP financial statements.
Executive Compensation Philosophy and Practices
The foundational aim of our executive compensation philosophy is to attract and retain the top talent required to drive our Company forward while ensuring the interests of our executive team and stockholders are strongly aligned. We strive to provide a total compensation package for our executive officers that is reasonable, competitive to market, and allows for flexibility to differentiate pay based on performance and contributions to the overall success of the organization.
We implement our philosophy in many ways including:
•Annually reviewing our executive compensation practices against our peer group and market data;
•Administering annual performance assessments for our CEO and our other executives that focus on individual performance against strategic goals and leadership impact;

•Ensuring a significant portion of our NEOs’ compensation is variable pay;
•Providing annual cash incentives tied to annual Company financial performance and individual objectives that are measurable and align with strategic initiatives of the Company;
•Offering a competitive mix of long-term incentives that have a multi-year vesting period for time-based awards, and a significant emphasis on multi-year total stockholder return performance for performance-based awards;
•Implementing meaningful stock ownership guidelines that align our executives’ interests with those of our stockholders;
•Mitigating risk with our recoupment or “clawback” policy on incentive compensation; and
•Focusing on a competitive range around market rates and assessing the mix of pay components to ensure that it supports a pay-for-performance culture.
We have designed our compensation program to provide our executive officers with a competitive mix of cash and equity in the form of base salary, annual cash bonuses and long-term equity incentives (LTIP) that encourages decision-making that is aligned with the long-term interests of our stockholders. This is accomplished by tying a significant portion of our annual cash bonuses to both overall Company financial results and individual performance objectives that align with the Company’s core business strategy, and awarding a portion of our LTIP in performance-based awards which vest after a 3-year performance period.
The chart below sets forth the mix of total target compensation in 2023 for our Chief Executive Officer and the average of all other NEOs.

CEO Target Pay Mix(1)             NEOs Target Pay Mix(2)

(1) CEO fixed Base Salary (13.2%); Variable AIP (21.1%), performance-based equity (42.4%), time-Based Equity (23.3%)
(2) Average NEO fixed Base Salary (25.9%); Variable AIP (18.8%), performance-based equity (35.7%) and time-based equity (19.6%)

Compensation Best Practices

The Compensation Committee is committed to maintaining industry-leading best practices in the compensation of our NEOs.

Our compensation program is aligned with our short- and long-term performance and reflects best practices to ensure sound corporate governance. With the exception of base salary and time-based RSUs,

all compensation is performance-based. NEO’s are also subject to stock ownership guidelines, and the securities they are required to hold under those guidelines will continue to fluctuate with our stock price.

What We Do

✓	Strong emphasis on performance-based compensation with a significant portion of overall compensation tied to Company performance	✓	Compensation Committee, like all of the Board committees, comprised solely of independent directors and advised by independent compensation consultant
✓	Aggressive annual Core EBITDA and multi-year Total Shareholder Return Targets	✓	Meaningful share ownership requirements for executives
✓	Mix of annual cash and long-term incentives	✓	Annual Say-on-Pay vote
✓	Annual cash incentives for NEOs limited to 175% payout maximum	✓	Require Compensation Committee approval of performance results for purposes of NEO compensation
✓	Rigorous and subjective measures tied to both Company and individual performance	✓	Condition severance payments upon a release of claims and compliance with restrictive covenants
✓	Double-trigger change-in-control severance benefits	✓	Robust clawback policy for incentive compensation paid to our executive officers

What We Don’t Do

x	Discount or reprice stock options; permit liberal share recycling or “net share counting” upon exercise of options	x	Guarantee incentive awards for executives
x	Provide incentives that encourage excessive risk-taking	x	Provide single-trigger change in control acceleration of equity awards or severance payments
x	Provide tax gross-ups on severance, change-in-control or other termination payments
Process for Determining Executive Compensation
Our Compensation Committee believes that to attract, motivate and retain talented, high-caliber executive officers, we need to provide annual compensation, including cash and equity-based incentives, that is competitive, yet aligns with the interests of our stockholders. Pay-for-performance continues to be a priority, both through Company financial and market performance, as well as long-term growth and strategic objective attainment. The Compensation Committee reviews the achievement of the CEO and other NEO’s strategic objectives on an annual basis, and approves the objectives used for the individual component of our Annual Incentive Plan (AIP).
Role of our Compensation Committee
The Compensation Committee is responsible for approving our executive compensation design, philosophy and overall programs for our NEOs, which include:
•Determining annual and long-term performance goals;

•Setting target compensation;
•Designing incentive compensation programs;
•Determining payouts against performance;
•Reviewing and approving on-going compensation and benefits components; and
•Evaluating and approving equity awards.
The Compensation Committee acts independently, but works closely with our Board, our executive management team and our independent compensation consultant in its decision-making process.
Role of our Independent Compensation Consultant
The Compensation Committee has the discretion to retain its own compensation consultant to assist in carrying out its responsibilities. For 2023, the Compensation Committee continued to engage the services of Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant that reports to the Compensation Committee. The Compensation Committee considered the independence factors prescribed by applicable regulations and concluded that none of the work done by Meridian raised any conflict of interest. Meridian provides no services to the Company other than the compensation services described herein
Meridian provides the Compensation Committee guidance regarding executive compensation components, including base pay, annual cash incentives and long-term incentives, and how these compare to (1) our custom peer group of similarly situated companies, and (2) relevant external market data from compensation surveys that target REIT, logistics and transportation industries. Meridian also reviews and provides market data on director compensation, informs the Committee of governance and regulatory trends and developments, conducts risk assessments and provides general advice and support to the Compensation Committee.
Representatives from Meridian attend Compensation Committee meetings as requested, and also communicate with the Compensation Committee outside of these meetings. Meridian meets with members of management periodically to support the process and works with management to develop proposals for the Compensation Committee’s consideration.
Role of our Executive Management Team
To the extent requested, our executive management team provides input on matters to the Compensation Committee as it evaluates, designs and implements our executive compensation program. Our CEO provides recommendations regarding compensation matters with respect to the executive team, but not with respect to his own compensation. The Compensation Committee carefully reviews these recommendations, absent any members of the management team, and consults with the independent compensation consultant before making final determinations to compensation changes. We believe this process ensures that our executive compensation program effectively aligns with our overall executive compensation philosophy and interests of our stockholders.
Say-on Pay Vote and Compensation Actions Taken
At last year’s annual meeting, over 89% of the votes cast were cast to approve executive compensation. As a result of this approval, the Compensation Committee believes that stockholders broadly support our compensation policies, and the Compensation Committee continued to apply the same overall principles to determine the amounts and types of executive compensation for 2023.
The Compensation Committee will continue to monitor best practices, future advisory votes on executive compensation and other stockholder feedback to guide it in evaluating our NEO compensation program. The Compensation Committee invites our stockholders to communicate any concerns or opinions on executive pay directly to our Board. Please refer to “Corporate Governance - Communications by Stockholders and Other Interested Parties” for information about communicating to our Board.
Components of Compensation
The following is a description of our key pay components which include base salary, annual cash incentive compensation, and long-term equity compensation for our NEOs for 2023.

Pay Component	Type	Purpose
Base Salary	Cash	Attract and retain top talent.

Takes into account the executive’s experience, current performance, role within the organization and market data for similarly situated executives in our peer group/market data.

Annual Cash Incentive	Cash	Motivate and drive contribution to long-term success of business strategy and objectives.

Earned based on attainment of 1) total Core EBITDA results, which makes up 75% of total incentive; and 2) individual strategic objectives, which makes up 25% of total incentive.

Long-Term Incentive	Equity	Retain talent to deliver long-term sustainable performance and align executive rewards with long-term shareholder return.

Offers mix of performance-based and time-based RSUs or OPUs accounting for 60% and 40% of the value, respectively; performance-based awards have a 3-year relative TSR performance metric that must be attained in order to vest and time-based awards have 3-year ratable vesting.

Base Salary
The annual base salary component provides each executive with a fixed minimum amount of annual cash compensation. In establishing base salaries for our NEOs, the Compensation Committee considers the role, experience, overall responsibilities, market compensation data, as well as the NEO’s individual performance and achievement of specific goals that were established for the year. The Compensation Committee reviews base salaries annually. Each year during our annual performance cycle, the CEO assesses the other executives and provides feedback to the Compensation Committee. In addition, the Compensation Committee evaluates the CEO’s performance. The Compensation Committee may adjust base salaries during the course of the year outside of the annual review process on a case-by-case basis. Base salary levels also affect annual cash incentive compensation since each NEO’s target bonus opportunity is expressed as a percentage of base salary.
For fiscal year 2023, after considering market data and evaluating the scope and complexity of the role, the Compensation Committee approved a base salary increase for Mr. Chambers from $425,000 to $500,000, or a 17.6% increase. No other base salary adjustments were made for our NEOs. The below table reflects base salaries before and after the respective increases:

NEO	Base Salary Beginning of 2023	Base Salary End of 2023	Percentage Change
George F. Chappelle Jr.	$1,000,000	$1,000,000	—%
Marc J. Smernoff	$525,000	$525,000	—%
Robert S. Chambers	$425,000	$500,000	17.6%
Richard C. Winnall (1)	$364,442	$364,442	—%
Samantha L. Charleston	$425,000	$425,000	—%
(1) Converts Mr. Winnalls’s base salary (AUD$ 535,000) to USD using an exchange rate of .6812
Annual Incentive Plan
All of our NEOs are eligible to earn an annual cash award under our Annual Incentive Plan (“AIP”), which has a Core EBITDA performance measurement and individual objectives measurement that are established at the beginning of the year. All of our NEOs are tied to overall Company Core EBITDA for our financial performance metric with the exception of Mr. Winnall, who also has a portion tied to International (which consists of Asia/Pacific, Latin America and Europe) EBITDA performance for his international accountabilities.
At the end of 2022, a market study of our peer group and external market data was completed that was used to assess the design elements of our AIP plan. After an extensive review of the information, and to better align with market, the Compensation Committee approved three updates to the AIP plan design for 2023: 1) a performance metric weighting change from 70% to 75% for the Core EBITDA performance components and from 30% to 25% for individual objectives; 2) an update to the Performance Range Threshold from 95% to 85% of target Core EBITDA and a Maximum from 104% to 115% of target Core EBITDA; and 3) separate funding mechanism for the individual objectives, which allows for individual objectives to be earned and paid, with the approval from the Compensation Committee, independent of financial results.
The key design elements of the 2023 AIP program were as follows:

Component	2023 Design	Rationale
Performance Metric (1)	75% Core EBITDA 25% Individual Objectives	Profitable growth is a key element of our overall strategy, therefore greater weighting is placed on Core EBITDA.

Individual objectives provide for focus on key strategic goals and objectives that support the overall business strategy.
Performance and Payout Range	Performance Range: Threshold: 85% of target Maximum: 115% of target Payout Range: Threshold: 50% of target Maximum: Up to 175% of target	Important to provide downside protection to mitigate against incentivizing risky behavior with an “all or nothing” approach to performance achievement, and to provide upside opportunity to recognize over-achievement towards aggressive stretch goals.
Funding Mechanism	Financials funded by EBITDA; individual objectives will be funded separately	Maintains Core EBITDA as funding mechanism for our financial results, but allows for individual objectives to be funded separately.
(1)Mr. Winnall’s Core EBITDA weightings were 40% tied to overall Company and 35% tied to International results.
For fiscal year 2023, after considering market data, evaluating the scope and complexity of the role, the Compensation Committee approved a target bonus percentage change for Mr. Chambers from 75% to 90%. No other target bonus adjustments were made for our NEOs.
The threshold, target and maximum AIP dollars for each of our NEOs in effect as of December 31, 2023 were as follows:

NEO	Target (%)	Threshold ($) 50% of Target	Target ($) 100%	Maximum ($) 175% of Target
George F. Chappelle Jr.	160%	$800,000	$1,600,000	$2,800,000
Marc J. Smernoff	90%	$236,250	$472,500	$826,875
Robert S. Chambers (1)	86.9%	$208,558	$417,115	$729,951
Richard C. Winnall (2)	60%	$109,333	$218,665	$382,664
Samantha L. Charleston	60%	$127,500	$255,000	$446,250
(1)Mr. Chambers’ target bonus percentage and target bonus amount in dollars reflects the blended and prorated amounts, respectively, pursuant to his base salary and target bonus percent change during the year
(2)Converts Mr. Winnall’s target bonus (AUD$ 321,000) to USD using an exchange rate of .6812
The Compensation Committee reviews and approves the Company’s financial performance measurements and sets a threshold, target and maximum level of achievement that must be met in order for the AIP to pay out. At below threshold achievement, no payout would be earned. At threshold achievement, our NEOs can earn 50% of their target, while the maximum payout opportunity is 175% of their target. For any financial performance at or above the threshold level, payouts would be calculated by linear interpolation based on performance levels up to the maximum amount.

For 2023, the Core EBITDA threshold, target and maximum amounts under our AIP were as follows:

Financial Measurement ($ in millions)	Threshold (85% of Target)	Target	Maximum (115% of Target)
Core EBITDA (1)	$465.1	$547.2	$629.3
International EBITDA (2)	$74.4	$87.5	$100.6
(1)Core EBITDA is a non-GAAP financial measure. See Appendix A for a description of the calculation of this measure and our reconciliation of Net loss to Core EBITDA.
(2)International EBITDA is derived from taking the revenue less all associated and applicable expenses for Europe, Australia, New Zealand and Argentina.

In 2023, Core EBITDA was $572.1 million, however, after considering the unforeseen business circumstance during the year and for purposes of AIP, the Compensation Committee approved an adjustment to Core EBITDA to account for foreign currency fluctuations (+$1.5M), acquisitions (+.2M), lost profit from our cyber incident (+$9M) and indirect labor capitalization in our automation business (-$8.3M) for net adjustment of +$2.3M. This derived an adjusted Core EBITDA of $574.2 million and achievement of 104.9% of target. This resulted in a payout of 124.5% of the target bonus percentage opportunity for our NEOs.
International EBITDA was $93.2 million and achievement of 106.5% of target. This resulted in a payout of 132.4% of the target bonus percentage for Mr. Winnall for the portion of his bonus tied to International EBITDA, which was 35%.
The funding of the AIP financial performance component for our executives is based on the overall Company Core EBITDA results. The individual objectives component, which makes up 25% of the overall bonus opportunity, is funded separately and all NEOs are measured on a total of three strategic objectives that get included in the AIP calculation. Each objective is weighted equally (33.3% each), measured independently from one another and binary in nature (measured on a yes or no basis for achievement). When the overall Company Core EBITDA is at target or better, the actual over achievement percentage acts as a multiplier for the individual objectives achieved for our NEOs.
The CEO made recommendations to the Compensation Committee for each NEO’s achievement against their individual objectives for the year. Additionally, the Compensation Committee reviewed the CEO’s individual objectives for the year to determine achievement of each objective.
Below are the actual payout details for each of our NEOs for 2023:

NEO	Target AIP ($)	Percent of Target Achievement for Core EBITDA	Actual Payout for Core EBITDA	Actual Payout for Individual Objectives (2)	Total AIP Payout ($)	Total AIP Payout (as % of target)
George F. Chappelle Jr.	$1,600,000	124.5%	$1,494,215	$498,074	$1,992,289	124.5%
Marc J. Smernoff	$472,500	124.5%	$441,260	$98,058	$539,318	114.1%
Robert S. Chambers	$417,115	124.5%	$389,537	$129,846	$519,383	124.5%
Richard C. Winnall (1)	$218,665	128.2%	$210,218	$68,069	$278,287	127.3%
Samantha L. Charleston	$255,000	124.5%	$238,141	$79,381	$317,522	124.5%

(1)Mr. Winnall’s Core EBITDA weightings were 40% tied to overall Company and 35% tied to International results.
(2)Individual objectives were lifted by overall Company achievement results of 124.5% for the objectives met for all NEOs

Long-Term Incentive Plan
All of our NEOs were eligible to receive equity awards in 2023 under the 2017 Plan, which we refer to as our Long-Term Incentive Plan (“LTIP”). Our LTIP philosophy provides for a target value of equity that varies by role and takes into consideration market data, complexity of role and overall strategic fit. Our Compensation Committee believes that our LTIP, composed of equity-based compensation awards, enables us to attract, motivate, retain and adequately compensate executive talent. The Committee also believes these long-term awards continue to align with stockholder interests, with a majority percentage of the award value that is ultimately realized tied to the long-term performance of the Company.
At the end of 2022, a market study of our peer group and external market data was completed that was used to assess the design elements of our LTIP plan. After an extensive review of the information, and to better align with market norms, the Compensation Committee approved a design change to the percentage that is issued in time-based and performance-based awards. The percentages changed from 25% to 40% for time-based and from 75% to 60% for performance-based for our 2023 awards.
In 2023, the Compensation Committee approved the award of both time-based and performance-based equity to our NEOs under the Plan. Our NEOs other than Mr. Winnall had the option to elect Restricted Stock Units (“RSUs”) or Operating Partnership Units (“OPUs”) for both their time-based and performance-based awards. Because he is non-U.S., Mr. Winnall’s only option was Restricted Stock Units for both types of awards.
OPUs represent a fractional undivided share of an ownership interest in our operating partnership. Subject to the terms of our operating partnership’s amended and restated limited partnership agreement and any additional restrictions included in the applicable award, holders of OPUs will be entitled to distributions, if any, made by our operating partnership with respect to the OPUs. Subject to certain conditions, once vested OPUs may be converted into common units of the operating partnership (“Common Units”). Holders of OPUs have similar voting rights as holders of Common Units, with the OPUs voting as a single class with the Common Units and having one vote per OPU. Each Common Unit acquired upon conversion of a vested OPU may be presented, at the election of the holder, for redemption for cash equal to the then fair market value of a common share of the Company, except that the Company may, at its election, acquire each Common Unit so presented for one common share.
As part of our extensive compensation review of our peer group and market data for each NEO, and to better align our executives across the organization, the Compensation Committee approved updated target equity values for Mr. Chappelle, from $3,560,000 to $4,400,000; Mr. Chambers, from $750,000 to $1,100,000; Mr. Winnall, from $430,000 to $600,000; and Ms. Charleston from $430,000 to $600,000 in 2023. Mr. Smernoff did not have a change to his target equity value for the year.

NEO	Target Equity Value 2022	Target Equity Value 2023	Percentage Change
George F. Chappelle Jr.	$3,560,000	$4,400,000	23.6%
Marc J. Smernoff	$1,100,000	$1,100,000	—%
Robert S. Chambers	$750,000	$1,100,000	46.7%
Richard C. Winnall	$430,000	$600,000	39.5%
Samantha L. Charleston	$430,000	$600,000	39.5%

Time-Based RSU or OPU Awards
For 2023, time-based RSU or OPU awards comprised 40% of the total LTIP value granted to our executive officers. These awards will vest ratably, one-third each year, on the first, second and third anniversary of the grant date.
Performance-Based RSU or OPU Awards
For 2023, performance-based RSUs or performance-based OPUs comprised 60% of the total LTIP value granted to our executive officers and have the following Performance Level Threshold and Market Performance measurements:

Performance Level Threshold	2023 Relative Market Performance
High Level	75th percentile
Target Level	50th percentile
Threshold Level	25th percentile
Below Threshold Level	Below 25th percentile
Vesting of these awards will be determined based upon a comparison of the Company’s total shareholder return (“TSR”) on a relative basis to the MSCI U.S. REIT Index at the end of the applicable performance period (January 1, 2023 – December 31, 2025). The awards will vest, if at all, at the end of a three-year period contingent upon the achievement of the pre-established relative TSR goal. If the Company’s TSR is negative, in no event may the number of performance-based RSUs or performance-based OPUs that vest exceed the target number of shares awarded.
These awards allow for performance level thresholds based on performance achievement as set forth below. The performance and payout results will be determined by using a linear interpolation between the performance levels.

Performance Level Threshold	Relative Market Performance	Market Performance Vesting
High Level	75th percentile	200% of Target Award
Target Level	50th percentile	100% of Target Award
Threshold Level	25th percentile	50% of Target Award
Below Threshold Level	Below 25th percentile	0% of Target Award
Below are the equity awards granted on March 8, 2023 to our NEOs:

NEO	Grant Date	Total Shares Awarded	Time-Based OPU or RSU	Performance-based OPU or RSU	Performance Period
George F. Chappelle Jr.	March 8, 2023	148,198	59,279	88,919	Jan 1, 2023 - Dec 31, 2025
Marc J. Smernoff	March 8, 2023	37,050	14,820	22,230	Jan 1, 2023 - Dec 31, 2025
Robert S. Chambers	March 8, 2023	37,050	14,820	22,230	Jan 1, 2023 - Dec 31, 2025
Richard C. Winnall	March 8, 2023	20,209	8,084	12,125	Jan 1, 2023 - Dec 31, 2025
Samantha L. Charleston	March 8, 2023	20,209	8,084	12,125	Jan 1, 2023 - Dec 31, 2025

Payout of 2021 Performance-Based Awards
For the performance period that began on January 1, 2021 and ended December 31, 2023, our actual TSR results yielded a 56% achievement of target awards for Messrs. Smernoff, Chambers and Winnall (see Outstanding Equity Awards at 2023 Fiscal Year-End) that vested on January 8, 2024.
Peer Group
During 2023, the Compensation Committee reviewed the peer group to determine appropriateness of the mix between REIT and operating companies. After extensive review and assessment, the Compensation Committee approved a group of peer companies to be used for future benchmarking purposes for target compensation opportunities of certain roles. The peer group consists of the following 20 companies which represent an even blend of REIT and operating companies.

CubeSmart	Iron Mountain, Incorporated	SpartanNash Company
EastGroup Properties, Inc.	Lamb Weston Holdings, Inc.	STAG Industrial, Inc.
Extra Space Storage Inc.	Life Storage, Inc.	The GEO Group, Inc.
First Industrial Realty Trust, Inc.	Old Dominion Freight Line, Inc.	United Natural Foods, Inc.
Fresh DelMonte Produce Inc.	Rexford Industrial Realty, Inc.	US Foods Holding Corp
Grocery Outlet Holding Corp.	Ryder Systems, Inc.	W.P. Carey, Inc.
GXO Logistics, Inc.	Saia, Inc.

Other Compensation Programs and Benefits
We provide the opportunity for our U.S.-based NEOs and other executive officers to receive certain health and welfare benefits and other limited perquisites which include:
Health and Welfare Benefits: All NEOs, with the exception of Mr. Winnall, are eligible for medical, dental, vision, short- and long-term disability and life insurance in which the Company pays for the associated premiums. Additionally, they are eligible to receive company-paid executive physicals each year.

401(k) Plan: We offer a defined contribution 401(k) plan (the “401(k) Plan”) to all eligible U.S. associates. For our non-unionized associates, we currently match 50% of associate contributions up to 6% of the associate’s pay. Associates who are over age 50 are permitted to contribute additional amounts on a pre-tax basis under the catch-up provision of the 401(k) Plan subject to limitations of the Code. An associate’s deferrals under the 401(k) Plan are 100% vested and non-forfeitable when made to the 401(k) Plan and our matching contributions vest ratably over a five-year period. The 401(k) Plan does not discriminate in favor of our Highly Compensated Employees (“HCEs”) and is subject to annual compliance testing which imposes an annual contribution limit for our HCEs.

Mr. Winnall is eligible for company paid contributions, per Australia requirements, into his Superannuation scheme every year.

Deferred Compensation Plan: We maintain a nonqualified deferred compensation plan, with a discretionary Company match, for all U.S. associates who meet the eligibility requirements, including all of our U.S.-based NEOs. For further details of the Deferred Compensation Plan, see the “Fiscal Year 2023 Nonqualified Deferred Compensation” section.

Other Benefits: From time to time, we provide limited additional benefits to our executive officers.
All such benefits and perquisites for our NEO are reflected in the “All Other Compensation” and “Fiscal Year 2022 Non-qualified Deferred Compensation” tables.
Double-Trigger Change-In-Control Severance Benefit
In accordance with existing employment agreements and our Executive Severance Plan, executive officers are entitled to receive severance payments upon certain termination events. No NEO is entitled to cash severance in the event of a change in control unless the executive is also terminated without Cause or for Good Reason as such terms are defined in our employment agreements and Executive Severance Plan. For additional details, see the sections titled “Employment Agreements with Named Executive Officers” and the Potential Payments Table on Page 48.
OTHER COMPENSATION AND GOVERNANCE POLICIES
Clawback Policy
Effective October 1, 2023, we have adopted a recoupment or “clawback” policy that complies with the applicable listing standards of the NYSE. In the event of a restatement of the Company’s reported financial results due to material non-compliance with financial reporting requirements, the Compensation Committee will recover reasonably promptly the amount of all erroneously awarded compensation received by an executive officer during the covered period (within the meaning of such terms as provided in the NYSE listing standards).
Share Ownership Guidelines
We have adopted share ownership guidelines that require our executive officers, within the later of five years after the adoption of the guidelines or such executive officers’ appointment as such, to hold common shares (which includes OP Units) with a value equal to a specified multiple of base salary.
The ownership levels under our share ownership guidelines are as set forth in the following table:

Position	Minimum Ownership Requirements
Chief Executive Officer	6x annual base salary
Executive Vice Presidents	3x annual base salary
Senior Vice Presidents	1x annual base salary

Hedging and Pledging of Common Shares
Our insider trading policy prohibits our executive officers, Directors and associates from engaging in any hedging, pledging or monetization transactions involving our securities.

Consideration of Risk
We periodically review our compensation policies and practices for all associates, including executive officers. As part of the review process, we engaged Meridian to conduct a review and analysis of our compensation policies and practices (focused primarily on executive compensation policies and practices) to determine whether or not such policies and practices encourage excessive risk or unnecessary risk-taking. As a result of this review, the Compensation Committee believes that our compensation policies and practices for our associates, including our executive officers, do not encourage excessive risk or unnecessary risk-taking and in our opinion the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our compensation programs have been balanced to focus our key associates on both short- and long-term financial and operational performance. Some of the key compensation elements that mitigate the potential for excessive risk-taking include:
•The Compensation Committee engages the independent compensation consultant to conduct annual benchmarking of pay for executives; deeper in the organization, our human resources function reviews market norms and competitiveness;
•Our annual incentive plan has both financial goals and individual objectives and a maximum payout that can be earned;
•Our long-term incentive plan, which is both time-based and performance-based, has multi-year vesting and performance requirements, as well as a larger portion awarded as performance-based for our NEOs; all performance-based RSUs or OPUs have a maximum payout limit;
•Existence of a recoupment or “clawback” policy for cash incentives and equity awards;
•Stock ownership guidelines and holding requirements;
•Reasonable severance arrangements; and
•Anti-hedging and anti-pledging policies.
Tax Implications
The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Section 162(m) of the Code historically limited the tax deductibility of annual compensation paid by a publicly held corporation to its “covered employees” as defined in Section 162(m), being its principal executive officer or any of its three other most highly compensated executive officers (other than its principal financial officer), to $1 million, unless the compensation qualified as performance-based compensation under Section 162(m). Under the Tax Cuts and Jobs Act of 2017, this “performance-based” exception was eliminated, and the definition of “covered employees” generally was expanded to cover all current executive officers, including the principal financial officer. These rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written, binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

Substantially all of the services rendered by our NEOs were performed on behalf of our operating partnership or its subsidiaries. The Internal Revenue Service has issued final regulations stating that compensation that is paid by an operating partnership to executive officers and that is allocated to the

REIT is subject to limitation under Section 162(m). Compensation allocated to our subsidiaries is not subject to limitation under section 162(m). To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives related to their performance.

We have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in making compensation decisions. Since Americold qualifies as a REIT under the Code and is generally not subject to federal income taxes, we believe the payment of compensation that may exceed the deduction limit under Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 90% of our taxable income. If we make compensation payments subject to Section 162(m) limitations on deductibility, we may be required to make additional distributions to stockholders to comply with our REIT distribution requirements and eliminate our U.S. federal income tax liability or, alternatively, a larger portion of stockholder distributions that would otherwise have been treated as a return of capital may be subject to federal income tax expense as dividend income. Our taxable REIT subsidiaries may not be subject to the same limitations on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that these disclosures be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
Compensation Committee:
Antonio F. Fernandez - Chair
Kelly H. Barrett
Pamela K. Kohn
David J. Neithercut

2023 SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by our NEOs during fiscal years 2023, 2022 and 2021.

Named Executive Officer	Year	Base Salary ($)(1)	Bonus ($)(2)	Equity Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
George F. Chappelle Jr.	2023	$1,000,000	$—	$4,967,302	$1,992,289	$150,071	$8,109,662
Chief Executive Officer	2022	1,000,000	$—	3,452,311	2,800,000	$437,235	$7,689,546
	2021	219,692	—	1,260,006	—	10,280	1,489,978
Marc J. Smernoff (6)	2023	525,000	—	1,241,842	539,318	126,322	2,432,482
Executive Vice President and Chief Financial Officer	2022	525,000	—	1,066,730	826,875	110,859	2,529,464
	2021	525,000	—	1,059,589	—	118,164	1,702,753
Robert S. Chambers	2023	479,808	—	1,241,842	519,383	116,547	2,357,580
Executive Vice President and Chief Commercial Officer	2022	425,000	—	727,303	557,813	102,482	1,812,598
	2021	418,269	—	722,459	—	61,658	1,202,386
Richard C. Winnall	2023	364,442	—	677,363	278,287	88,504	1,408,596
Executive Vice President and Chief Operating Officer, North America

Samantha L. Charleston	2023	425,000	—	677,363	317,522	54,308	1,474,193
Executive Vice President and Chief Human Resources Officer	2022	408,654	262,500	917,028	446,250	46,555	2,080,987

(1)     Represents actual base salary paid during the fiscal year.
(2)        Amounts represent a one-time sign-on bonus paid upon joining the Company.
(3)         Amounts represent the aggregate grant date fair value of the time-based RSUs, OPUs, performance-based RSUs and OPUs (at target) made during each respective year, as computed in accordance with ASC 718, using the assumptions discussed in Note 14 (“Stock-Based Compensation”) of the consolidated financial statements included in the Company’s Annual Report on Form 10-K. For 2023, the below represents the value of the awards if the lowest and highest level of performance were achieved:

NEO	RSU/OPU Value ($)	Performance RSU/OPU Value ($)
		Threshold	Target	Maximum
George F. Chappelle Jr.	$1,759,994	$1,603,654	$3,207,308	$6,414,616
Marc J. Smernoff	440,006	400,918	801,836	1,603,672
Robert S. Chambers	440,006	400,918	801,836	1,603,672
Richard C. Winnall	240,014	218,675	437,349	874,698
Samantha L. Charleston	240,014	218,675	437,349	874,698
(4)    Represents amounts earned by our NEOs under our AIP. See “Elements of Compensation – Annual Incentive Plan” for the threshold, target and maximum amounts potentially payable to the NEOs under the AIP.
(5)    Amounts in the “All Other Compensation” column include the following:

NEO	401(k) Match ($) (a)	Insurance ($) (b)	Distributions and Dividend Equivalent ($)(c)	Other Expenses ($)(d)	Total All Other Compensation ($)
George F. Chappelle Jr.	$9,900	$19,548	$118,273	$2,350	$150,071
Marc J. Smernoff	9,900	29,135	84,937	2,350	126,322
Robert S. Chambers	9,900	29,135	75,162	2,350	116,547
Richard C. Winnall	72,822	—	15,682	—	88,504
Samantha L. Charleston	9,900	17,933	24,125	2,350	54,308
(a)    Reflects company funded match for U.S. participants and Superannuation Company paid contributions for Mr. Winnall’s Superannuation pension fund in Australia.
(b)    Reflects actual premiums paid for health insurance covered for the eligible NEOs and their families and reimbursement of the NEO (on a pre-tax basis) for the portion of health insurance premiums paid by the NEO.
(c)    Distributions on OPUs and dividend equivalents on RSUs earned in fiscal year 2023 for time-based awards under the LTIP. Total includes dividend equivalents earned for the fourth quarter of 2022, but not paid until the first quarter of 2023, as well as the dividend equivalents earned for the performance period ending December 31, 2023 but not paid until first quarter 2024.
(d)    Reflects the cost of executive physical exams for each eligible NEO in 2023.
(6)    Mr. Smernoff’s employment with the Company terminated on January 12, 2024 (see Employment Agreements with Named Executive Officers).

GRANTS OF PLAN-BASED AWARDS IN 2023
The following table provides information regarding grants of plan-based awards to each of our NEOs during 2023.

NEO	Grant Date	Estimated future payouts under non-equity incentive plan awards ($) (1)			Estimated future payouts under equity incentive plan awards (#) (2)			All other stock awards; number of securities underlying awards (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) (3)
		Thresh	Target	Max	Thresh	Target	Max
George F. Chappelle Jr.		800,000	1,600,000	2,800,000	—	—	—	—	—	—
	3/8/2023	—	—	—	44,460	88,919	177,838	—	—	3,207,308
	3/8/2023	—	—	—				59,279	—	1,759,994
Marc J. Smernoff		236,250	472,500	826,875	—	—	—	—	—	—
	3/8/2023	—	—	—	11,115	22,230	44,460	—	—	801,836
	3/8/2023	—	—	—	—	—	—	14,820	—	440,006
Robert S. Chambers		208,558	417,115	729,951	—	—	—	—	—	—
	3/8/2023	—	—	—	11,115	22,230	44,460	—	—	801,836
	3/8/2023	—	—	—	—	—	—	14,820	—	440,006
Richard C. Winnall		109,333	218,665	382,664	—	—	—	—	—	—
	3/8/2023	—	—	—	6,063	12,125	24,250	—	—	437,349
	3/8/2023	—	—	—	—	—	—	8,084	—	240,014
Samantha L. Charleston		127,500	255,000	446,250	—	—	—	—	—	—
	3/8/2023	—	—	—	6,063	12,125	24,250	—	—	437,349
	3/8/2023	—	—	—	—	—	—	8,084	—	240,014
(1)    Represents potential amounts to be earned by our NEOs under our AIP. The actual amounts earned by each NEO are set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”.

(2)    Represents performance-based RSU/OPUs granted to the NEOs during 2023. The value represents assumed value at target of the awards in 2023. The assumed value at the lowest and highest achievement levels are set forth in the Summary Compensation Table under footnote (3).
(3)    Represents grant date fair value of time-based RSU/OPUs and performance-based RSU/OPUs (at target) granted to the NEOs during 2023.

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END
The following table provides information with respect to holdings of stock options and restricted stock units by our NEOs as of December 31, 2023.

NEO	Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
George F. Chappelle Jr.	3/8/2022 (4)	21,960	$664,729
	3/8/2022 (5)	—	—	98,816	$2,991,160
	3/8/2023 (7)	59,279	$1,794,375
	3/8/2023 (8)			88,919	$2,691,578
Marc J. Smernoff	3/8/2021 (2)	2,704	$81,850	—	—
	3/8/2021 (3)	—	—	24,336	$736,651
	3/8/2022 (4)	6,786	$205,412	—	—
	3/8/2022 (5)	—	—	30,533	$924,234
	3/8/2023 (7)	14,820	$448,601
	3/8/2023 (8)	—		22,230	$672,902
Robert S. Chambers	3/8/2021 (2)	1,844	$55,818	—	—
	3/8/2021 (3)		—	16,593	$502,270
	3/8/2022 (4)	4,626	$140,029	—	—
	3/8/2022 (5)		—	20,818	$630,161
	3/8/2023(7)	14,820	$448,601
	3/8/2023 (8)		—	22,230	$672,902
Richard C. Winnall	3/8/2021 (2)	984	$29,786	—	—
	3/8/2021 (3)			2,950	$89,297
	3/8/2022 (4)	2,468	$74,706		—
	3/8/2022 (5)		—	3,701	$112,029
	3/8/2023 (7)	8,084	$244,703
	3/8/2023 (8)	—	—	12,125	$367,024
Samantha L. Charleston	1/3/2022 (6)	7,676	$232,353	—	—
	3/8/2022 (4)	2,653	$80,306	—	—
	3/8/2022 (5)	—	—	11,936	$361,303
	3/8/2023(7)	8,084	$244,703
	3/8/2023 (8)	—	—	12,125	$367,024
(1)     Based on the closing price of the Company’s common shares on December 29, 2023 of $30.27.
(2)    Time-based RSU/OPUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest date is March 8, 2024.

(3)     Performance-based RSU/OPUs at target that will vest on January 8, 2024 based on achievement of relative TSR goals for the performance period that began on January 1, 2021 and ended on December 31, 2023; actual TSR results yielded a 56% achievement of target shares and the following number of shares were actually earned for the following NEOs: Mr. Smernoff (13,628), Mr. Chambers (9,292) and Mr. Winnall (1,652).
(4)    Time-based RSU/OPUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest dates are March 8, 2024 and March 8, 2025.
(5)     Performance RSU/OPUs (at target) that will only vest if relative TSR is achieved for the performance period that began on January 1, 2022 and ends on December 31, 2024.
(6)    Time-based OPUs that will vest ratably on each of the two anniversaries from the grant date. Remaining vest dates is January 3, 2024.
(7)    Time-based RSU/OPUs that will vest ratably on each of the three anniversaries from the grant date. Remaining vest dates are March 8, 2024, March 8, 2025 and March 8, 2026.
(8)    Performance RSU/OPUs (at target) that will only vest if relative TSR is achieved for the performance period that began on January 1, 2023 and ends on December 31, 2025.

STOCK AWARDS FOR FISCAL YEAR 2023
The following table provides information with respect to stock awards that vested during 2023.

NEO	Stock Awards
	Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
George F. Chappelle Jr.	10,979	$325,967
Marc J. Smernoff	24,934	725,507
Robert S. Chambers	23,527	683,226
Richard C. Winnall	7,914	223,300
Samantha L. Charleston	9,002	258,135
(1)    Individual totals include multiple vesting during the year and represent the total number of OPUs and RSUs that vested in 2023 before the withholding of common shares to cover the applicable taxes and transactions costs.
(2)    Reflects the total value of the OPUs and RSUs at vesting date calculated at the fair market value at the close of market multiplied by the total number of OPUs and RSUs that vested. The value realized on vesting of OPUs assumes those units were exchanged for Common Shares and sold on that date. Each NEO had multiple awards vest during 2023 and the closing prices on the respective vest dates ranged between $25.03 - $29.69.

FISCAL YEAR 2023 NONQUALIFIED DEFERRED COMPENSATION
Through our subsidiary, Americold Logistics, we maintain the Deferred Compensation Plan, a nonqualified deferred compensation plan for certain members of our senior management team. Participants in the Deferred Compensation Plan may elect to defer from 1% to 75% of their annual base salary and between 1% and 100% of their cash bonus compensation, subject to certain limitations prescribed by the Deferred Compensation Plan. We may elect to provide a discretionary employer contribution to Deferred Compensation Plan participants in an amount and at such time as determined by our Board in its discretion. Deferred Compensation Plan participants are immediately vested in their deferrals; any discretionary employer contributions vest 20% per year over a five-year period or upon retirement at age 65 (or at age 55 with five years of service), death or disability of the Deferred Compensation Plan participant, or upon a change of control.
Participants are entitled to receive the amount credited to their Deferred Compensation Plan account in the event of termination of employment. If termination occurs before the executive officer reaches the earlier of age 65 or age 55 with five years of service, the vested account balance will be paid out in a lump sum. If the termination occurs on or after the date the executive officer reaches the earlier of age 65 or age 55 with five years of service, the entire account balance is paid out in a lump sum or annual installments, as elected by the executive officer.
None of our NEOs participated in the plan for 2023.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median associate to the annual total compensation of Mr. Chappelle, our Chief Executive Officer. We believe that the pay ratio disclosed below is a reasonable estimate and calculated in a manner consistent with the Pay Ratio Rules.

There have been no significant change to our employee population or compensation arrangements across our employee base in 2023 that would significantly change our pay ratio disclosure. However, we are using as a different median associate in 2023 - an associate whose compensation is substantially similar to that of our 2022 median associate, who has terminated from the organization, based on the methodology used to select the original median associate. The 2023 annual total compensation of the new median associate identified by the Company, and as described in further detail below, was $40,927, and the total annual compensation of our CEO was $8,109,662. Based on this information, the ratio of the annual total compensation of our CEO to our median annual total compensation of all associates is 1:198.

The methodology we used in 2022 to identify the median of the annual total compensation of all our associates, as well as to determine the annual total compensation of our “median associate,” was as follows:
•To identify the median associate, we started with our associate population as of December 31, 2022, which consisted of approximately 15,484 individuals. The total number of U.S. and non-U.S. associates were 11,649 and 3,835, respectively.
•We then excluded certain non-U.S. associates as permitted under SEC rules, which consisted of 128 associates in Argentina, 68 in Austria, 178 in Republic of Ireland, 64 in Poland, and 171 in Spain. As result of these exclusions, our associate population was 14,875.
•We calculated compensation using total taxable wages (Form W-2 Box 1 or equivalent) paid to our associates in fiscal year 2022. For Australia, we used their taxable wages from the end of their fiscal year which was June, 2022.
•We did not annualize compensation for any associates, including any that were not employed by us for all of 2022.
•Foreign salaries were converted to U.S. dollars at the December 31, 2022 exchange rate.
•No cost of living adjustments were utilized in the compensation calculation.

Once the median associate was identified, we calculated the total compensation for our median associate using the same methodology we used to calculate Mr. Chappelle’s total compensation in the Summary Compensation Table for the Fiscal Year 2023.
EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
All of our NEOs have an employment agreement (“Employment Agreement”), with the exception of Mr. Chappelle, who has an offer letter (“Offer Letter”) and is eligible for the Americold Executive Severance Plan (“Executive Severance Plan”) which was implemented for all executives hired from February 2022 and after. Both the Employment Agreements and our Executive Severance Plan retain the ability for the

Compensation Committee to exercise discretion in designing incentive compensation programs. The principal terms of each of the Employment Agreements and the Offer Letter are summarized below:
Term. Each Employment Agreement provides for a term that continues for an indefinite period of time, unless otherwise terminated by the executive or by the Company.
Restrictive Covenants. Restrictive covenants regarding non-competition and non-solicitation during the period of employment and the period thereafter, as well as indefinite covenants regarding confidentiality of information and intellectual property and non-disparagement are covered in both documents. In the event of a material breach of such covenants, we retain the ability to withhold unpaid, or recover previously paid, severance payments or to cause unvested stock based awards held by the executive to be forfeited.
Benefits. Each of our U.S.-based NEOs is eligible to continue participation in our benefit plans and programs that are generally available to our U.S. associates.
Termination; Severance Payments. The severance payments pursuant to the Employment Agreements and our Executive Severance Plan are generally subject to and conditioned upon the NEO signing an irrevocable waiver and general release of claims against the Company, and complying with the restrictive covenants. For details of the various termination and severance payment details, please see “Potential Payments Upon Termination or Change in Control” located in the tables section of this CD&A.
Potential Payments upon Termination or Change in Control
Regardless of the termination scenario, each NEO will receive earned but unpaid base salary and accrued but unused paid time off through the employment termination date, along with any other payment or benefits owed under any of our plans or agreements covering the NEO as governed by the terms of those plans or agreements. Each termination scenario and related severance payment is described below:
If the executive’s employment is terminated with “Cause,” or the executive voluntarily resigns without “Good Reason” (as such terms are defined in the applicable Employment Agreement or Executive Severance Policy), then the executive will not be entitled to receive any severance benefits.
If the executive’s employment is terminated by us without Cause or by the executive for Good Reason, the executive officer will be entitled to receive:

NEO	Severance Benefit
Mr. Chappelle
An cash payment in an amount equal to the product of (A) the sum of (a) the executive’s Compensation (as defined in the executive Severance Plan), plus (b) the annual bonus at Target Percentage as in effect immediately prior to the Executive’s separation date, multiplied by (B) 2;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of the executive’s separation date;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days between the separation date and January 1 of the year in which the separation date occurred;

If elected, continuation of health, dental and vision (for executive and eligible dependents) coverage under COBRA with the full portion of the monthly cost of COBRA continuation premiums costs to be paid by Company for up to 18 months;

The next installment of any time based RSU or OPU that would have vested on the next scheduled vesting date following the executive’s employment termination of service date shall immediately become vested; and

A prorated portion of any performance based RSUs or OPUs held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Mr. Smernoff (1) Mr. Chambers Ms. Charleston
An amount equal to the product of (A) the sum of (a) executive’s annual base salary as in effect immediately prior to the Executive’s termination of employment, plus (b) the Executive’s annual bonus at Target Percentage as in effect immediately prior to the executive’s termination of employment, for a period equal to twelve (12) months;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days the executive was actively employed during such bonus period;

If elected, continuation of health, dental and vision (for executive and eligible dependents) for a period of twelve (12) months following the Executive’s termination date;
The next installment of any time based RSU or OPU that would have vested on the next scheduled vesting date following the executive’s employment termination of service date shall immediately become vested; and

A prorated portion of any performance based RSUs or OPUs held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Mr. Winnall
An amount equal to the executive’s annual base salary, plus the executive’s annual bonus at target percentage as in effect immediately prior to the termination of employment for a period equal to 12 months;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days the executive was actively employed during such bonus period;

The next installment of any time based equity awards that would have vested on the next scheduled vesting date following the executive’s employment termination of service date shall immediately become vested; and

A prorated portion of any performance-based equity awards held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

(1) Mr. Smernoff’s departure was mutually agreed to and without cause in January 2024 at which time the company paid the severance amount provided for in his employment agreement.

If the executive’s employment is terminated by us without Cause or by the executive for Good Reason within twenty-four (24) months following a Change in Control, the executive officer will be entitled to receive:

NEO	Severance Benefit
Mr. Chappelle
A lump sum cash payment in the amount equal to the product of (A) the sum of (a) the executive’s Compensation (as defined in the Executive Severance Plan), plus (b) the executive’s annual bonus at Target Percentage as in effective immediately prior to the executive’s separation date, multiplied by (B) 2.5;

Any unpaid annual bonus for the calendar year immediately preceding the calendar year of executive’s separation date;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days between the separation date and January 1 of the year in which the separation date occurred;
If elected, continuation of health, dental and vision (for executive and eligible dependents) coverage under COBRA with the full portion of the monthly cost of COBRA continuation premiums costs to be paid by Company for up to 18 months;
Any unvested equity award which remain unvested at the time of such termination of service shall immediately become vested.
Mr. Smernoff Mr. Chambers Ms Charleston
A lump sum payment of the product of (A) one and a half (1.5) times (B) the sum of (a) executive’s annual base salary as in effect immediately prior to the executive’s termination of employment, plus (b) the executive’s annual bonus at Target Percentage as in effect immediately prior to the executive’s termination of employment;

Any unvested equity awards shall become fully vested as if executive had met and satisfied all performance requirements at target performance and/or time requirements.
Mr. Winnall	A lump sum payment of the product of (1) one and a half (1.5) times (2) the sum of:
(i) executive’s annual base salary as in effect immediately prior to the termination of employment, plus (ii) executive’s annual bonus at the Target Percentage in effect immediately prior to the executive’s termination of employment;
Any unvested equity award shall become fully vested as is executive had met and satisfied all performance requirements at target performance and/or time requirements.
If the executive’s employment is terminated by us due to Death or Disability, the executive officer will be entitled to receive any accrued and unpaid base salary, as well as any accrued benefits and unreimbursed business expenses incurred through the date of termination, along with the following:

NEO	Severance Benefit
Mr. Chappelle	Any unpaid annual bonus for the calendar year immediately preceding the calendar year of Executive’s separation date;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days between the separation date and January 1 of the year in which the separation date occurred;
Any unvested time-based equity award shall become fully vested;
A pro-rated portion of the performance-based equity award shall immediately become vested at Target Performance Level (regardless of the Company’s performance), based on the number of days during the Performance Period that the Participant was employed with the Company.
Mr. Smernoff Mr. Chambers Ms Charleston	Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days the Executive was actively employed during such bonus period;

Any unvested time-based equity award shall become fully vested;
A pro-rated portion of the performance-based equity award shall immediately become vested at Target Performance Level (regardless of the Company’s performance), based on the number of days during the Performance Period that the Participant was employed with the Company.
Mr. Winnall	Any unpaid annual bonus for the calendar year immediately preceding the calendar year of such termination;
Prorated annual bonus, to the extent performance objectives are met and a bonus is earned as of the end of the relevant bonus period, based on the number of days the Executive was actively employed during such bonus period;

Any unvested time-based equity award shall become fully vested;
A pro-rated portion of the performance-based equity award shall immediately become vested at Target Performance Level (regardless of the Company’s performance), based on the number of days during the Performance Period that the Participant was employed with the Company.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and our financial performance. In determining the “compensation actually paid,” or “CAP,” to our named executive officers, we are required to make certain adjustments to amounts that have been previously reported in Summary Compensation Table (“SCT”). The below summarizes compensation values previously reported in our Summary Compensation Table and the adjusted values required for the last four calendar years.

							Value of initial fixed $100 investment based on:
Year	SCT Total for PEO 1 (1)	SCT Total for PEO 2 (2)	CAP to PEO 1 (3) (4) (5)	CAP to PEO 2 (3) (4) (5)	Average SCT total for non-PEO NEOs (6)	Average CAP to non-PEO NEOs (3)(4)(7)	Total Shareholder Return	U.S. MSCI REIT Index Total Shareholder Return (8)	Net Income	Core EBITDA (9)
2023	$8,109,662	$—	$10,090,177	$—	$1,918,213	$2,221,385	$96.40	$113.54	$(336.3)	$572.1
2022	$7,689,546	$—	$7,697,775	$—	$2,038,558	$2,024,259	$87.55	$99.82	$(19.4)	$499.8
2021	$1,489,979	$4,661,919	$1,613,153	$(4,910,137)	$1,469,331	$575,335	$98.24	$132.23	$(30.5)	$474.5
2020	$—	$5,361,399	$—	$8,160,368	$1,791,744	$2,352,327	$109.03	$92.43	$24.5	$425.9
(1) The Principal Executive Officer (PEO) is George F. Chappelle.
(2) The second Principal Executive Officer (PEO) is Fred Boehler, who served as our Chief Executive Officer through November, 2021.
(3) Our PEO and non-PEO NEOs do not receive pension benefits, therefore no adjustments were made.
(4) We did not make any adjustments for dividend equivalents and distributions because they are already factored into our Fair Market Value (“FMV”) used for our performance awards and included in All Other Compensation on the Summary Compensation Table in our CD&A.
(5) To calculate Compensation Actually Paid (CAP) for the PEO, the fair value of equity awards were updated using the same methodology applied under ASC 718 and all equity adjustments were made in accordance with the SEC methodology for determining CAP for each year shown:

	2023		2022		2021		2020
	PEO1 (Chappelle)	PEO2 (Boehler)	PEO1 (Chappelle)	PEO2 (Boehler)	PEO1 (Chappelle)	PEO2 (Boehler)	PEO1 (Chappelle)	PEO2 (Boehler)
SCT Total for PEO	8,109,662	—	7,689,546	—	1,489,979	4,661,919	—	5,361,399
Subtract stock compensation and pension included in SCT	(4,967,302)	—	(3,452,311)	—	(1,260,006)	(3,583,397)	—	(3,028,791)
Add pension attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	—	—	—	—	—	—	—	—
Add fair value of equity compensation granted in current year – value at year-end	5,218,646	—	3,756,664	—	1,383,181	489,419		4,630,388
Add dividends paid on unvested shares/share units and stock options	—	—	—	—	—	—	—	—
Add/Subtract change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	1,714,020	—	—	—	—	(1,458,139)	—	1,304,520
Add/Subtract change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	15,151	—	(296,125)	—	—	(763,992)	—	(107,148)
Add fair value of equity awards granted in covered fiscal year that vested during such covered fiscal year - valued on date of vesting	—	—	—	—	—	273,131	—	—
Subtract fair value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	—	—	—	—	—	(4,529,078)	—	—
Total Adjustments	1,980,515	—	8,229	—	123,174	(9,572,057)	—	2,798,969
Compensation Actually Paid to PEO	10,090,177	—	7,697,775	—	1,613,153	(4,910,137)	—	8,160,368
(6) The non-PEO Named Executive Officers (NEOs) for each respective year are as follows:

2023	2022	2021	2020
Marc Smernoff	Marc Smernoff	Marc Smernoff	Marc Smernoff
Robert Chambers	Robert Chambers	Robert Chambers	Robert Chambers
Richard Winnall	David Moore	Carlos Rodriguez	Carlos Rodriguez
Samantha Charleston	Samantha Charleston	Jay Harron	Jay Harron
(7) To calculate average CAP for the non-PEO Named Executive Officers, the fair value of equity awards were updated using the same methodology applied under ASC 718 and all equity adjustments were made in accordance with the SEC methodology for determining CAP for each year shown:

	2023	2022	2021	2020
Average SCT Total for Non-PEO NEOs	$1,918,213	$2,038,558	$1,469,331	$1,791,744
Subtract stock compensation and pension included in SCT	(959,602)	(861,488)	(891,024)	(824,658)
Add pension attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	—	—	—	—
Add fair value of equity compensation granted in current year – value at year-end	1,008,158	907,540	659,162	1,196,685
Add dividends paid on unvested shares/share units and stock options	—	—	—	—
Add/Subtract change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	238,980	(16,661)	(567,834)	230,958
Add/Subtract change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	53,070	(43,690)	(94,300)	(42,402)
Add fair value of equity awards granted in covered fiscal year that vested during such covered fiscal year - valued on date of vesting	—	—	—	—
Subtract fair value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	(37,434)	—	—	—
Total Adjustments	$303,172	$(14,299)	$(893,996)	$560,583
Average Compensation Actually Paid to Non-PEO NEOs	$2,221,385	$2,024,259	$575,335	$2,352,327
(8) The selected peer group is the U.S. MSCI REIT Index which is the sole measurement of our performance based equity awards and the same index used for our performance graph disclosed in our Annual Report on Form 10-K for the year ended December 31, 2023.
(9) Our company selected measure is Core EBITDA the financial metric we believe best links compensation paid to our PEO and other NEOs, which is calculated as described in Appendix A to this Proxy Statement.

Description of Relationships Between Compensation and Performance
The following chart illustrates the trend between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, the TSR performance of the Company and the TSR performance of the U.S. MSCI REIT index over the last four years.

The following chart illustrates the trend between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our key financial metric, Core EBITDA, during the four most recently completed fiscal years.

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the four most recently completed fiscal years.
Tabular List of Most Important Financial and Non-Financial Performance Measures
The following table presents the financial and non-financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and Non-PEO NEOs for 2023 to Company performance (not ranked):

Core EBITDA
Relative TSR
AFFO (Adjusted Funds from Operations)
Restricted Stock Units and Operating Profit Units
Awards Granted under 2017 Plan
The award agreements for the time-based RSUs and OPUs, and performance-based RSUs and OPUs granted to our NEOs after the IPO under the 2017 Plan provide for the following (capitalized terms have the meanings ascribed to them in the 2017 Plan):
Termination of Service for any Reason: Upon the Participant’s Termination of Service for any reason at any time before all of his or her RSUs or OPUs have vested (both time and performance awards), the Participant’s unvested RSUs or OPUs shall be automatically forfeited, except as provided below.
Termination of Service for Death or Disability: If the Participant’s Termination of Service occurs as a result of a Termination of Service due to Death or Disability, for time-based RSUs or OPUs, any non-vested portion of the award will become fully vested at the time of death or disability. For performance-

based RSUs or OPUs, a pro-rated portion shall immediately become vested at target performance level based on the number of days during the Performance Period that the Participant was employed.
Termination of Service by Company without Cause or by Participant for Good Reason: If the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, for time-based RSUs or OPUs, the next scheduled tranche which would have vested on the next scheduled vesting date following the termination of service date shall immediately become vested. For performance-based RSUs or OPUs, a pro-rated portion shall remain outstanding and eligible to vest based on actual performance through the last day of the Performance Period, based on the number of days during the Performance Period that the Participant was employed.
Termination of Service with Change in Control: If, within the twenty-four (24) month period following a Change in Control, the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, any unvested time-based RSUs or OPUs at the time of termination shall immediately become vested. Likewise, the performance-based RSUs or OPUs shall immediately become vested based on target performance.
The information below describes and quantifies the estimated amount of certain compensation that would become payable to each NEO as of December 31, 2023 under the following circumstances: (i) upon death or disability; (ii) upon voluntary termination or termination by us for Cause; (iii) if employment with us had been terminated without Cause or for Good Reason; and (iv) employment terminated without Cause or for Good Reason within twenty-four (24) months following a Change in Control.

NEO	Benefit	Voluntary Resignation or Termination for Cause	Death or Disability (1)	Company terminates without Cause; NEO terminates for Good Reason(1)	Termination without Cause or Good Reason w/in 24 months of Change in Control(1)
George F. Chappelle Jr.	Cash Severance	$—	$1,600,000	6,800,000	8,100,000
	Equity Awards	—	5,350,404	3,821,769	8,141,843
	Benefits Continuation	—	—	46,734	46,734
	Total	—	6,950,404	10,668,503	16,288,577
Marc J. Smernoff	Cash Severance	—	472,500	1,470,000	1,968,750
	Equity Awards	—	2,312,961	1,911,187	3,069,650
	Benefits Continuation	—	—	46,124	46,124
	Total	—	2,785,461	3,427,311	5,084,524
Robert S. Chambers	Cash Severance	—	450,000	1,400,000	1,875,000
	Equity Awards	—	1,791,126	1,422,024	2,449,781
	Benefits Continuation	—	—	46,124	46,124
	Total	—	2,241,126	2,868,148	4,370,905
Richard C. Winnall	Cash Severance	—	321,000	801,772	1,093,326
	Equity Awards	—	635,519	434,980	917,544
	Benefits Continuation	—	—	—	—
	Total	—	956,519	1,236,752	2,010,870
Samantha L. Charleston	Cash Severance	—	255,000	935,000	1,275,000
	Equity Awards	—	920,571	717,217	1,285,688
	Benefits Continuation	—	—	31,156	31,156
	Total	—	1,175,571	1,683,373	2,591,844

(1) Based on the closing price of the Company’s common shares on December 29, 2023 of $30.27.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have a written Policy on Related Party Transactions pursuant to which, our Audit Committee is responsible for reasonable prior review and approval of related party transactions. In addition, our Code of Business Conduct and Ethics requires that all of our associates and Directors inform our Chief Legal Officer of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each Director and executive officer is required to complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a Director or a related person has a direct or indirect material interest.
There are no transactions since January 1, 2023 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our Directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

ADDITIONAL INFORMATION
Solicitation of Proxies
The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Directors, officers and associates of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares of common stock in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials and to obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.
Stockholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2024 Annual Meeting. To be eligible for inclusion in our 2025 proxy statement, your proposal must be received in writing not later than December 13, 2024 and must otherwise comply with Rule 14a-8 under the Exchange Act. While the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 of the Exchange Act.
Our Bylaws also provide a proxy access right permitting a a stockholder who has beneficially owned more than 3% of the Company’s common stock continuously for at least 3 years, or a group of up to 20 persons holding 3% or more in the aggregate, each of whom has owned such stock continuously for at least 3 years, and, in each case, who comply with the requirements specified in our Bylaws, to submit director nominations via the Company’s proxy materials for up to 20% of the directors then serving. Persons wishing to nominate a director or directors through proxy access for the 2025 Annual Meeting must comply with the requirements of Rule 14a-19 under the Exchange Act, including providing the required notice by March 23, 2025.
In addition, our Bylaws permit a stockholder to propose items of business and/or nominate Director candidates that are not intended to be included in our proxy materials if the stockholder complies with the procedures set forth in our Bylaws. For the 2025 Annual Meeting, notice of such proposals or

Appendix A
nominations must be delivered to our Corporate Secretary at 10 Glenlake Parkway, Suite 600, Atlanta, GA 30328, no later than December 13, 2024 and no earlier than November 13, 2024. In the event that the 2025 Annual Meeting is advanced or delayed by move than 30 days from the first anniversary of the date of the 2024 Annual Meeting, to be timely such proposals must be received not earlier than the 150th day prior to the date of the 2025 Annual Meeting and not later than 5:00 p.m. on the later of the 120th day prior to the date of the 2025 Annual Meeting as originally convened or the 10th day following the date of the first public announcement of the meeting.
Householding of Annual Meeting Materials
Certain banks, broker-dealers and other similar organizations acting as nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or similar organization serving as your nominee.
Upon written or oral request to the Secretary of the Company at the address of the Company contained in the Notice of Annual Meeting that accompanies this Proxy Statement, or via telephone to Nathan H. Harwell, Secretary of the Company, at (678) 441-1400, the Company will provide separate copies of this Proxy Statement. Stockholders sharing an address who are receiving multiple copies of this Proxy Statement and who wish to receive a single copy in the future will need to contact their bank, broker, broker-dealer or other similar organization that serves as their nominee to request that only a single copy of such materials be mailed to all stockholders at the shared address in the future.
Other Matters
The Board is not aware of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2024.
This Proxy Statement, Notice of Annual Meeting of stockholders and Proxy Card and the Company’s 2023 Annual Report on Form 10-K are available on the “Proxy Statement” tab of the Investors page on the Company’s website, at www.americold.com.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

Appendix A
APPENDIX A — NON-GAAP MEASURES
Non-GAAP Financial Measures

We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, EBITDAre, Core EBITDA, and net debt to pro-forma Core EBITDA and segment contribution (“NOI”).

We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate and other assets, plus specified non-cash items, such as real estate asset depreciation and amortization impairment charge on real estate related assets and our share of reconciling items for partially owned entities. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as NAREIT FFO adjusted for the effects of gain or loss on the sale of non-real estate assets; Acquisition, cyber incident and other, net; goodwill impairment (when applicable); stock-based compensation expense for the IPO grants; loss on debt extinguishment; modifications and termination of derivative instruments; foreign currency exchange (gain) loss; gain or loss from discontinued operations net of tax; impairment of related party loan receivable; loss on put option; gain on extinguishment of New Market Tax Credit structure; loss on deconsolidation of subsidiary contributed to LATAM joint venture; gain on legal settlements related to prior period operations; our share of reconciling items relating to partially owned entities; and gain from sale of LATAM joint venture. We also adjust Core FFO for our share of reconciling items for partially owned entities and gain from disposition of partially owned entities. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because NAREIT FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the usefulness of NAREIT FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of deferred financing costs and pension withdrawal liability, non-real estate asset impairment, amortization of above or below market leases, non-real estate asset impairment, straight-line net rent, benefit from deferred income taxes, stock-based compensation expense from grants under our equity incentive plans, excluding IPO grants, non-real estate depreciation and amortization, non-real estate depreciation and amortization from foreign joint ventures, our share of reconciling items relating to partially owned entities, and maintenance capital expenditures. We also adjust for AFFO attributable to our share of reconciling items of partially owned entities and discontinued operations. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included elsewhere in our quarterly and annual reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table below reconciles FFO, Core FFO and Adjusted FFO to net (loss) income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Reconciliation of Net Income to NAREIT FFO, Core FFO, and Adjusted FFO
(in thousands)

	Year Ended December 31,
	2023	2022	2021
Net loss	$(336,269)	$(19,474)	$(30,309)
Adjustments:
Real estate related depreciation	222,837	210,171	200,184
Net (gain) loss on sale of real estate	(2,254)	5,689	—
Net loss on asset disposals	235	1,135	12
Impairment charges on certain real estate assets	—	3,407	1,752
Our share of reconciling items related to partially owned entities	1,705	4,410	2,412
NAREIT FFO (b)	$(113,746)	$205,338	$174,051

Appendix A

Adjustments:
Net loss on sale of non-real estate assets	3,725	2,421	267
Acquisition, cyber incident, and other, net	64,087	32,511	51,578
Goodwill impairment	236,515	3,209	—
Stock-based compensation expense, IPO grants	—	—	163
Loss on debt extinguishment, modifications, and termination of derivative instruments	2,482	3,217	5,689
Foreign currency exchange loss	431	975	610
Gain on legal settlement related to prior period operations	(2,180)	—	—
Gain on extinguishment of New Market Tax Credit Structure	—	(3,410)	—
Loss on deconsolidation of Chile Joint Venture	—	4,148	—
Our share of reconciling items related to partially owned entities	64	574	439
Loss from discontinued operations, net of tax	8,072	—	—
Impairment of related party receivable	21,972	—	—
Loss on put option	56,576	—	—
Gain on sale of LATAM JV	(304)	—	—
Core FFO applicable to common stockholders(b)	277,694	248,983	232,797
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	5,095	4,833	4,425
Amortization of below/above market leases	1,506	2,131	2,261
Non-real estate asset impairment	—	764	1,560
Straight-line rental revenue adjustment	1,011	747	(216)
Deferred income taxes benefit	(10,781)	(22,561)	(9,147)
Stock-based compensation	23,592	27,137	23,737
Non-real estate depreciation and amortization	130,906	121,275	119,656
Maintenance capital expenditures (a)	(78,411)	(85,511)	(75,965)
Our share of reconciling items related to partially owned entities	1,013	2,482	387
Adjusted FFO applicable to common stockholders (b)	$351,625	$300,280	$299,495

a.Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.
b.During the year ended December 31, 2023, management excluded losses from discontinued operations from Core FFO applicable to common stockholders and Adjusted FFO applicable to common stockholders and included certain losses from discontinued operations for NAREIT FFO. For purposes of comparability using this same approach, the following adjusted historical results are recasted as follows:

	Recasted Year Ended December 31,
(in thousands)	2023	2022	2021
NAREIT FFO	(114,378)	202,088	172,489
Core FFO applicable to common stockholders	279,395	254,078	232,484
Adjusted FFO applicable to common stockholders	353,242	303,007	299,153

We calculate NAREIT EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation and amortization, net gain on sale of real estate, net of withholding taxes, and adjustment to reflect our share of EBITDAre of partially owned entities. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDAre further adjusted for Acquisition, cyber and other net; loss from investments in partially owned entities; impairment of indefinite and long-lived assets (when applicable); foreign currency exchange loss or gain; gain on settlement related to prior period operations; stock-based compensation expense; loss on debt extinguishment; modifications and termination of derivative instruments; net gain or loss on other asset disposals; reduction in EBITDAre from partially owned entities; discontinued operations, impairment of related party loan receivable; loss put option; gain on extinguishment of New Market Tax Credit structure; loss on deconsolidation of subsidiary contributed to LATAM joint venture;

Appendix A
gain on sale of LATAM JV. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

◦these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
◦these measures do not reflect changes in, or cash requirements for, our working capital needs;
◦these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
◦these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
◦although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use EBITDAre and Core EBITDA as measures of our operating performance and not as measures of liquidity. The table below reconciles EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Reconciliation of Net Income to NAREIT EBITDAre and Core EBITDA
(In thousands)

	Year Ended December 31,
	2023	2022	2021
Net loss	$(336,269)	$(19,474)	$(30,309)
Adjustments:
Depreciation and amortization	353,743	331,446	319,840
Interest expense	140,107	116,127	99,177
Income tax benefit	(2,273)	(18,836)	(1,569)
(Gain) loss on sale of real estate	(2,254)	5,689	—
Adjustment to reflect share of EBITDAre of partially owned entities	8,996	17,815	8,966
NAREIT EBITDAre (a)	$162,050	$432,767	$396,105
Adjustments:
Acquisition, cyber incident, and other, net	64,087	32,511	51,578
Loss from investments in partially owned entities	3,823	9,300	2,004
Impairment of indefinite and long-lived assets	236,515	7,380	3,312
Foreign currency exchange loss	431	975	610
Stock-based compensation expense	23,592	27,137	23,900
Loss on debt extinguishment, modifications and terminations of derivatives instruments	2,482	3,217	5,689
Loss on other asset disposals	3,960	3,556	279
Gain on extinguishment of New Market Tax Credit Structure	—	(3,410)	—
Loss on deconsolidation of Chile Joint Venture	—	4,148	—
Reduction in EBITDAre from partially owned entities	(8,996)	(17,815)	(8,966)
Earnings from discontinued operations, net of tax	8,072	—	—
Impairment of related party receivable	21,972	—	—
Loss on put option	56,576	—	—
Gain on sale of LATAM JV	(304)	—	—
Gain on legal settlement related to prior period operations	(2,180)	—	—
Core EBITDA	$572,080	$499,766	$474,511

Appendix A
a.During the year ended December 31, 2023, management included certain losses from discontinued operations in NAREIT EBITDAre. For purposes of comparability using this same approach, the following adjusted historical results recasted are as follows:

	Recasted Year Ended December 31,
(in thousands)	2023	2022	2021
NAREIT EBITDAre	$160,616	$419,791	$390,026

Net Debt to Core EBITDA Computation
(In thousands)
	As of December 31,
	2023		2022
	(In thousands)
Borrowings under revolving line of credit	$392,156		$500,052
Senior unsecured notes and term loan – net of deferred financing costs of $10,578 and $13,044 in the aggregate, at December 31, 2023 and 2022, respectively	2,601,122		2,569,281
Sale-leaseback financing obligations	161,937		171,089
Financing lease obligations	97,177		77,561
Total debt	3,252,392		3,317,983
Deferred financing costs	10,578		13,044
Gross debt	3,262,970		3,331,027
Adjustments:
Less: cash, cash equivalents and restricted cash	60,392		53,063
Net debt	$3,202,578		$3,277,964

Core EBITDA	$572,080		$499,766
Adjustments(1)	2,069		(3,588)
Pro-forma Core EBITDA	$574,149		$496,178
Net debt to pro-forma Core EBITDA(2)	5.6	x	6.6	x

(1)	As of December 31, 2023, amount includes nine months of Core EBITDA from the Safeway acquisition prior to Americold’s ownership as well as the facility lease expense for sites that the Company previously incurred operating lease expense for but was subsequently purchased.
(2)	Net debt to Core EBITDA represents (i) our gross debt (defined as total debt plus discount and deferred financing costs) less cash and cash equivalents divided by (ii) Core EBITDA. Pro-forma Core EBITDA for 2023 and 2022 for purposes of this calculation assumes ownership of our acquisitions for the full year, includes an add-back for rent expense on leased facilities exited or purchased, and is reduced by Core EBITDA of dispositions. Our management believes that this ratio is useful because it provides investors with information regarding gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Core EBITDA.

NOI is calculated as earnings before interest expense, taxes, depreciation and amortization, and excluding corporate Selling, general, and administrative expense; Acquisition, cyber incident, and other, net; Impairment of indefinite and long-lived assets; gain or loss on sale of real estate and all components of non-operating other income and expense. Management believes that this is a helpful metric to measure period to period operating performance of the business. The table below reconciles NOI to (loss) income from continuing operations before income taxes.

	Year Ended December 31,
	2023	2022
Segment revenues:
Warehouse	2,391,089	2,302,971
Transportation	239,670	313,358
Third-party managed	42,570	298,406
Total revenues	2,673,329	2,914,735

Segment contribution:
Warehouse	722,603	636,232
Transportation	42,040	47,402
Third-party managed	5,929	12,329
Total segment contribution	770,572	695,963

Reconciling items:
Depreciation and amortization	(353,743)	(331,446)
Selling, general, and administrative	(226,786)	(231,067)
Acquisition, cyber incident, and other, net	(64,087)	(32,511)
Impairment of indefinite and long-lived assets	(236,515)	(7,380)
Gain (loss) on sale of real estate	2,254	(5,689)
Interest expense	(140,107)	(116,127)
Other, net	2,795	2,464
Loss on debt extinguishment, modifications and termination of derivative instruments	(2,482)	(3,217)
Gain (loss) from partially owned entities	(1,442)	(918)
Impairment of related party loan receivable	(21,972)	-
Loss on put option	(56,576)	-
(Loss) income from continuing operations before income taxes	(328,089)	(29,928)

We view and manage our business through three primary business segments-warehouse, transportation, third-party managed. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, case-picking, blast freezing, produce grading and bagging, ripening, kitting, protein boxing, repackaging, e-commerce fulfillment, and other recurring handling services.

In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation or dedicated services, we may charge a fixed fee. We supplemented our regional, national and truckload consolidation services with the transportation operations from various warehouse acquisitions. We also provide multi-modal global freight forwarding services to support our customers’ needs in certain markets.

Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to leading food manufacturers and retailers in their owned facilities. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services allows us to offer a complete and integrated suite of services across the cold chain.

AMERICOLD REALTY TRUST, INC.
10 GLENLAKE PKWY, SUITE 600
SOUTH TOWER
ATLANTA, GA 30328

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AMERICOLD REALTY TRUST, INC.

**The Board of Directors recommends you vote FOR the following:**

**Nominees:**

| | For | Against | Abstain |
|---|---|---|---|
| 1a. George F. Chappelle Jr. | ! | ! | ! |
| 1b. George J. Alburger, Jr. | ! | ! | ! |
| 1c. Kelly H. Barrett | ! | ! | ! |
| 1d. Robert L. Bass | ! | ! | ! |
| 1e. Antonio F. Fernandez | ! | ! | ! |
| 1f. Pamela K. Kohn | ! | ! | ! |
| 1g. David J. Neithercut | ! | ! | ! |
| 1h. Mark R. Patterson | ! | ! | ! |
| 1i. Andrew P. Power | ! | ! | ! |

**The Board of Directors recommends you vote FOR the following proposal:**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Advisory Vote on Compensation of Named Executive Officers (Say-On-Pay). | ! | ! | ! |

**The Board of Directors recommends you vote FOR the following proposal:**

| | For | Against | Abstain |
|---|---|---|---|
| 3. Ratification of Ernst & Young LLP as our independent Accounting Firm for 2024. | ! | ! | ! |

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V36219-P07974

## AMERICOLD REALTY TRUST, INC.
Annual Meeting of Stockholders
May 22, 2024 8:00 AM
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) E. Jay Wells and Nathan H. Harwell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AMERICOLD REALTY TRUST, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM EDT on May 22, 2024, at the Four Seasons, 75 Fourteenth Street, Atlanta, GA 30309, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**